UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ANIXTER INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 11, 2010

To the Stockholders of Anixter International Inc.:

The Annual Meeting of Stockholders of Anixter International Inc. will be held at Two North Riverside Plaza, 24th Floor, Chicago, Illinois on Tuesday, May 11, 2010, at 8:30 a.m., for the purpose of:

(1) electing 11 directors;

(2) approving the Company’s 2010 Stock Incentive Plan;

(3)	ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year 2010; and

(4) transacting such other business as may properly be brought before the meeting or any adjournment(s) thereof.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof. A complete list of the stockholders entitled to vote at the meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for ten days prior to the meeting at the offices of Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026, and will also be available at the meeting.

A copy of Anixter International Inc.’s Annual Report to Stockholders for the fiscal year ended January 1, 2010 is being mailed to all registered holders. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or by requesting them from the Company’s website at http://www.anixter.com/IRContacts.

By Order of the Board of Directors

John A. Dul, Secretary

Glenview, Illinois
April 9, 2010

All Stockholders are invited to attend the meeting in person. Whether or not you expect to attend, please vote your shares by following the voting procedures set forth on the proxy card.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2010.

The 2010 Proxy Statement is available at http://www.anixter.com/SECDocuments.

The 2009 Annual Report is available at http://www.anixter.com/AnnualReports.

PROXY STATEMENT
VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
DIRECTOR EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS
PROPOSAL 2: APPROVAL OF THE ANIXTER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN
PROPOSAL 3: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP
CORPORATE GOVERNANCE
REPORT OF THE AUDIT COMMITTEE
INDEPENDENT AUDITORS AND THEIR FEES
REPORT OF THE COMPENSATION COMMITTEE
COMPENSATION CONSULTING FEES
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION 2009 SUMMARY COMPENSATION TABLE
2009 GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END
Unit Vesting
2009 OPTION EXERCISES AND STOCK VESTED
2009 PENSION BENEFITS
2009 NONQUALIFIED DEFERRED COMPENSATION
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
NON-EMPLOYEE DIRECTOR COMPENSATION(1)
SECURITY OWNERSHIP OF MANAGEMENT
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
EQUITY COMPENSATION PLAN INFORMATION
STOCKHOLDER PROPOSALS
“HOUSEHOLDING” PROXY MATERIALS
ANIXTER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN

PROXY STATEMENT

For

ANNUAL MEETING OF STOCKHOLDERS
OF ANIXTER INTERNATIONAL INC.

To Be Held May 11, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Anixter International Inc., a Delaware corporation (the “Company,” which as used herein shall mean together with or without its subsidiaries, as the context may require). The Company’s corporate headquarters are located at 2301 Patriot Boulevard, Glenview, Illinois 60026 (telephone 224-521-8000). The Proxy Statement and form of proxy were first mailed to stockholders on or about April 9, 2010. Proxies solicited by the Board of Directors of the Company are to be voted at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 11, 2010, at 8:30 a.m., at Two North Riverside Plaza, 24th Floor, Chicago, Illinois, or any adjournment(s) thereof.

This solicitation is being made by mail, although directors, officers and regular employees of the Company may solicit proxies from stockholders personally or by telephone, telegram or letter. The costs of this solicitation will be borne by the Company. The Company may request brokerage houses, nominees or fiduciaries and other custodians to solicit their principals or customers for their proxies, and may reimburse them for their reasonable expenses in so doing. In addition, the Company has retained Morrow & Co., LLC., 470 West Ave., Stamford, CT 06902 to assist in the solicitation for a fee of $7,000 plus expenses.

VOTING

Shares of common stock, $1.00 par value, of the Company (“Common Stock”) represented by proxies in the accompanying form which are properly executed and returned to the Company (and which are not effectively revoked) will be voted at the meeting in accordance with the stockholders’ instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted IN FAVOR OF the election as directors of the nominees listed herein and the other proposals.

Each stockholder has the power to revoke his or her proxy at any time before it is voted by (i) delivering to the Company prior to or at the meeting written notice of revocation or a later dated proxy or (ii) attending the meeting and voting his or her shares in person.

The Board of Directors has fixed the close of business on March 19, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting or any adjournment(s) thereof.

As of March 19, 2010, 33,641,532 shares of Common Stock were outstanding. Each stockholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum for purposes of the meeting. Abstentions and broker non-votes are counted as present for establishing a quorum for the transaction of business at the Annual Meeting, but neither will be counted as votes cast. A broker “non-vote” occurs when a broker votes on some matter on the proxy card but not on others because the broker does not have discretionary voting authority to do so and has not received instructions as to how to vote on a particular proposal.

The election of directors will be determined by a plurality vote. An abstention or broker non-vote will result in a nominee receiving fewer votes, but will not count as a vote against the nominee. Due to a change in the New York Stock Exchange rules, your broker will not be able to vote your shares with respect to the election of directors if you have not provided instructions to your broker. We encourage you to exercise your right to vote by voting your shares utilizing one of the procedures set forth on the proxy card.

The approval of the 2010 Stock Incentive Plan will be determined by the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the approval of the 2010 Stock Incentive Plan, but a broker non-vote will have no effect. Brokers do not have discretionary authority to vote on the approval of the Stock Incentive Plan.

Ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants requires the affirmative vote of a majority of the shares represented in person or by proxy at the Annual Meeting and entitled to vote. An abstention will have the effect of a vote against the ratification. Brokers have discretionary authority to vote on the ratification of the appointment of Ernst & Young LLP.

PROPOSAL 1: ELECTION OF DIRECTORS

The election as directors of the nominees listed below will be determined by a plurality of the votes. All directors are elected to hold office until the next annual meeting of stockholders or until their successors are elected and qualified. Although the Board of Directors does not contemplate that any nominee will be unable to serve as a director, in such event the proxies will be voted for another person selected by the Board of Directors upon recommendation of the Nominating and Governance Committee, unless the Nominating and Governance Committee acts to reduce the size of the Board in accordance with the provisions of the Company’s by-laws. Two current directors, Robert Crandall and Thomas Theobald, are retiring as of the date of the meeting. Accordingly, the number of directors has been set by the Nominating and Governance Committee at 11, effective as of the date of the meeting.

The following table sets forth the name and age as of March 19, 2010 of each director or nominee for director of the Company (each of whom has consented to being named in the Proxy Statement and to serving if elected), the year each director was first elected, his or her position with the Company, for the last five years his or her principal occupation(s) and any other directorships held by such person in companies which have a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or subject to the requirements of Section 15(d) of the Exchange Act or directorships of issuers registered as investment companies under the Investment Company Act of 1940, family relationships between directors and other directors or executive officers and selected other background information.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

Lord James Blyth, 69
Director of the Company since 1995; Vice Chairman of Middlebrook Pharmaceuticals Inc. since 2008; Chairman from 2000 to 2008 of Diageo plc, a beverage company; Senior Advisor since 2007, Vice Chairman from 2004 to 2007 and Partner from 2002 to 2004 of Greenhill and Co. Inc., an investment bank.

Frederic F. Brace, 52
Director of the Company since 2009; Executive Vice President and Chief Financial Officer from 2002 to 2008; Senior Vice President from 1999 to 2001 and various other management positions since 1988 of UAL Corporation, an air transportation company (in December 2002, UAL Corporation filed for protection under Chapter 11 of the Bankruptcy Code); Director of The Great Atlantic & Pacific Tea Company; former director of Bearing Point, a consulting firm and Sirva, Inc.

Linda Walker Bynoe, 57
Director of the Company since 2006; President and Chief Executive Officer of Telemat Ltd. since 1995, a project management and consulting firm; Director of Simon Property Group, Inc., Prudential Retail Mutual Funds, Northern Trust Corporation and Trustee of Equity Residential; former director of Dynegy Inc., AM-CH, Inc. and Citi Street Funds, Inc.

Robert J. Eck, 51
Director of the Company since 2008, and President and Chief Executive Officer of the Company and of Anixter Inc., a subsidiary of the Company since July 2008; Executive Vice President and Chief Operating Officer of the Company from September 2007 until July 2008; Executive Vice President — Enterprise Cabling and Security Solutions from 2004 to 2007 and Senior Vice President — Physical Security Products and Integrated Supply in 2003 of Anixter Inc.

Robert W. Grubbs, Jr., 53
Director of the Company since 1997; President and Chief Executive Officer of the Company from 1998 to 2008; President and Chief Executive Officer of Anixter Inc., a subsidiary of the Company, from 1994 to 2008.

F. Philip Handy, 65
Director of the Company since 1986; a private investor; Chief Executive Officer since 2001 of Strategic Industries, LLC, a diversified global manufacturing enterprise; Director of Owens Corning, Inc.; former director of WCI and Rewards Network Inc.

Present Principal Occupation or
Employment; Material Positions Held
Name and Age	During Past Five Years

Melvyn N. Klein, 68
Director of the Company since 1985; President of JAKK Holding Corp., the managing general partner of the investment partnership GKH Partners, L.P., from 1987 until 2008; Founder, Melvyn N. Klein Interests; Attorney and counselor-at-law since 1968; Director of Harberr, Inc. and JAKK Holding Corp.

George Muñoz, 58
Director of Company since 2004; Principal of Muñoz Investment Banking Group, LLC, and partner with the law firm of Tobin, Petkus & Muñoz since 2001; President and CEO of Overseas Private Investment Corporation from 1997 to 2001; Assistant Secretary and CFO of the U.S. Treasury Department from 1993 to 1997. Director of Marriott International, Inc. and Altria Group, Inc.; former director of Esmark (formerly WPSC) and Archipelago Holdings, Inc.

Stuart M. Sloan, 66
Director of the Company since 1994; a Principal since 1984 of Sloan Capital Companies, a private investment company; Director of J. Crew Group, Inc.; former director of Clearwire Corporation and Rite Aid Corporation.

Matthew Zell, 43
Director of the Company since 2001; Managing Director since 2001 of Equity Group Investments, L.L.C., a private investment company; President from 1990 to 2001 of Prometheus Technologies, Inc. and its predecessor, an information technology consulting firm; Director of Desarrolladora Homex S.A. de C.V. Mr. Zell is the son of Samuel Zell.

Samuel Zell, 68
Director of the Company since 1984, Chairman of the Board of Directors of the Company since 1985; Chairman of Equity Group Investments, L.L.C., a private investment company, since 1999 and its President since 2006; Chairman of the Board of Tribune Company, a diversified media company, since December 2007 and its Chief Executive Officer from December 2007 to December 2009 (in December 2008, the Tribune Company filed for protection under Chapter 11 of the Bankruptcy Code); trustee and Chairman of the Board of Trustees from October 1996 until its sale in February, 2007, Chief Executive Officer from April 2002 to April 2003 and President from April 2002 until November 2002 of Equity Office Properties Trust, an equity real estate investment trust primarily focused on office buildings; Chairman of the Board since September 2005, President, Chairman and Chief Executive Officer from July 2002 until December 2004, and Director from 1999 until 2004 of Covanta Holding Corporation (previously known as Danielson Holding Corporation), a waste-to-energy and specialty insurance services company. For more than the past five years Mr. Zell has been Chairman of the Board of Equity Lifestyle Properties, Inc., an equity real estate investment trust primarily engaged in the ownership and operation of manufactured home resort communities; Chairman of the Board of Trustees of Equity Residential, an equity real estate investment trust that owns and operates multi-family residential properties; and Chairman of the Board of Capital Trust, Inc., a specialized finance company. Mr. Zell is the father of Matthew Zell.

DIRECTOR EXPERIENCE, QUALIFICATIONS, ATTRIBUTES AND SKILLS

The Board of Directors, acting through the Nominating and Governance Committee, is responsible for assembling for stockholder consideration a group of nominees that, taken together, have the experience, qualifications, attributes, and skills appropriate for functioning effectively as a Board. The Nominating and Governance Committee regularly reviews the composition of the Board in light of the Company’s changing requirements, its assessment of the Board’s performance, and the inputs of stockholders and other key constituencies.

The Nominating and Governance Committee looks for certain characteristics common to all Board members, including integrity, judgment, independence, experience, effectiveness, maturity and the ability and commitment to devote sufficient time and energy to Board service.

Although the Nominating and Governance Committee does not have a written policy regarding diversity, it seeks to include on the Board a complementary mix of individuals with the diverse backgrounds, experiences, viewpoints and skills necessary to meet the challenges that the Board confronts. These individual qualities can include, among others, particular subject matter expertise, experience in a related industry, leadership experience, relevant geographical experience and experience in managing large or complex organizations.

The Board believes that all nominees are well qualified to serve the Company. The summary provided below is not intended to be comprehensive, but provides additional information about the nominees which the Board found relevant in determining to nominate each individual.

Lord Blyth brings to the Board an important perspective in the areas of international business, compensation and governance through his leadership of large multinational companies. His experience and stature in the U.K. business community contributes to the Board’s diversity of experience and viewpoints.

Mr. Brace’s experience as the chief financial officer and head of strategy for a large multinational public company augments the Board’s insight into the Company’s financial and strategic performance. He is one of the audit committee’s financial experts.

Ms. Bynoe’s experience as a director of other large public companies and in management consulting, strategic planning and corporate governance assists the Board in setting the strategic direction of the Company and in adopting sound internal control and governance practices. She is one of the audit committee’s financial experts and will chair the nominating and governance committee upon her re-election to the Board.

Mr. Eck has 20 years of experience with the Company in a wide variety of roles. As President and Chief Executive Officer, he brings detailed knowledge about the capabilities and initiatives of the Company, thereby facilitating the Board’s role in setting strategic direction.

Mr. Grubbs’ long experience with the Company in a variety of roles provides an important link to the Company’s history of innovation in the area of supply chain services. Mr. Grubbs was the Company’s chief executive officer for 10 years, presiding over its substantial growth in revenues, profitability, geographic scope, service offerings and product line expansion. He is a key contributor to the Board’s evaluation of the Company’s strategic plans.

Mr. Handy’s role as the chief executive officer of a global manufacturer adds to the Board’s international perspective. His membership on the compensation committee of another large public company provides additional perspective to the Company’s compensation committee, which he chairs. Additionally, Mr. Handy’s involvement in public policy issues contributes to the Board’s diversity of experience and viewpoints.

Mr. Klein has served on the Board during the entire evolution of the Company’s strategy and has helped guide it through several challenging economic and financial periods. His training as an attorney has assisted the Board in its risk evaluation and oversight role. Mr. Klein chairs the audit committee and is one of its financial experts.

Mr. Muñoz maintains legal and investment banking practices. As a former president of the Overseas Private Investment Corporation and a former chief financial officer of the U.S. Treasury, he also brings foreign investment and governmental experience to the Board. He chairs the audit committees of two large public companies and serves as one of the Company’s audit committee financial experts.

Mr. Sloan was formerly the chairman and chief executive officer of a public company and has been a successful investor for over 25 years. His investment activities give him a broad perspective on macroeconomic trends and developments which could affect the Company’s financial performance.

Matthew Zell’s experience in the field of information technology consulting provides first hand experience in part of the Company’s enterprise cabling market. His role with a private equity firm exposes him to a wide range of businesses and markets. Mr. Zell’s experience as a director of Desarrolladora Hornex S.A. de C.V. provides additional international perspective to the Board.

Samuel Zell is an active investor in public and private companies around the world to which he provides strategic direction. He is a well known figure in the finance, corporate and real estate sectors and he provides companies in which he invests with a network of resources across a broad range of industries. Mr. Zell is one of the largest investors in the Company, and as Chairman strongly promotes the creation of long-term stockholder value.

WE RECOMMEND THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE
NOMINEES TO THE BOARD OF DIRECTORS

PROPOSAL 2: APPROVAL OF THE ANIXTER INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN

Upon the recommendation of the Compensation Committee, the Company’s 2010 Stock Incentive Plan (the “Incentive Plan”) was adopted by the Board of Directors on February 17, 2010, subject to the approval of the stockholders at this meeting.

The purpose of the Incentive Plan is to facilitate the hiring, retention and continued motivation of employees, directors and consultants while aligning more closely the interests of the plan participants with those of the Company and its stockholders by granting awards relating to the Company’s Common Stock. Awards under the Incentive Plan may be in the form of incentive stock options, non-qualified stock options, stock grants, stock units, restricted stock, restricted stock units, stock appreciation rights, performance shares and units, and dividend equivalent rights.

The following is a summary of the Incentive Plan. It is qualified in its entirety by reference to the full text of the Incentive Plan, which is attached as Appendix A to this Proxy Statement.

Description of the Plan

Administration. The Compensation Committee of the Company’s Board of Directors, such other Board committee as the Board may designate, or the Board itself will administer the Incentive Plan (the “Committee”). The Committee has full authority to select the individuals eligible to receive awards under the Incentive Plan, to determine the form and amount of awards to be granted and to establish the terms and conditions of the awards.

The Committee may, in its discretion, provide that any award granted under the Incentive Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more business criteria, including but not limited to: operating income; return on equity; earnings or earnings per share; share price; return on assets; return on investment; cash flow; net income; expense management; or revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Committee. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants.

Eligibility. Any employee, officer, nonemployee director, or consultant of the Company and its subsidiaries is eligible to receive an award under the Incentive Plan. As of January 1, 2010, twelve nonemployee directors and approximately 7,800 employees were eligible to participate in the Incentive Plan. The Committee will determine annually the persons within these categories to whom grants will be made and the amounts of such grants.

Available Shares. A total of 1,800,000 shares of the Company’s Common Stock may be issued pursuant to the Incentive Plan. The maximum number of shares as to which an employee can receive stock options or stock appreciation rights in any calendar year is 400,000. Stock options and stock appreciation rights may not be granted with a term longer than 10 years. No person may be granted, in any calendar year, performance based awards (other than stock options or stock appreciation rights) under the Incentive Plan covering more than 400,000 shares or, in the event the award is settled in cash, an amount equal to the fair market value of such number of shares on the date on which the award is settled. The maximum number of shares that may be subject to incentive stock options is 1,800,000. The Committee contemplates that shares available under the Incentive Plan will be sufficient to fund grants through 2015.

The shares may be newly issued or Common Stock reacquired by the Company. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Incentive Plan for any reason, the shares subject to the award will again be available for issuance. However, if any award is settled for cash, or if any portion of an award or any shares subject to an award are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award, they will no longer be available for issuance, and all shares to which the award relates will count toward the number of shares issued under the Incentive Plan. In the event of any reorganization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, change in the capital structure of the Company, payment of any extraordinary dividend or similar corporate transaction, the Committee or the Board shall make adjustments as it deems appropriate to preserve the benefits of the Incentive Plan and awards granted under the Incentive Plan, including, but not limited to, adjustment of the number and kind of shares reserved for issuance under the Incentive Plan or covered by outstanding awards. Such adjustments shall not be considered repricing.

Awards. The types of awards available under the Incentive Plan are as follows:

Stock Options. The Incentive Plan provides for the grant of incentive stock options and non-qualified stock options, subject to terms and conditions determined by the Committee and set forth in a stock option agreement. Stock options granted under the Incentive Plan may qualify as incentive stock options if the terms and conditions satisfy the requirements of Section 422 of the Internal Revenue Code. The exercise prices at which and the periods during which stock options may be exercised are fixed by the Committee, but the exercise price will not be less than 100% of the fair market value of the shares on the date of the grant. The Committee has determined that such fair market value is the closing price of the shares on such date as reported on the New York Stock Exchange. Upon exercise of a stock option, payment of the exercise price must be made in full, as set forth in a stock option agreement.

Stock Appreciation Rights. Stock appreciation rights may be awarded under the Incentive Plan, subject to terms and conditions determined by the Committee and set forth in a stock appreciation rights agreement. Each right will permit the participant to receive the difference between the fair market value of the shares on the date of exercise of the right and the aggregate exercise price thereof. The exercise prices at which and the periods during which the stock appreciation rights may be exercised are fixed by the Committee, but the exercise price will not be less than 100% of the fair market value of the shares on the date of grant. Upon exercise, stock appreciation rights will be paid in cash or in shares of Common Stock (based upon the fair market value on the date of exercise) or a combination thereof, as set forth in a stock appreciation right agreement.

Stock Awards. Stock awards may be granted to participants in the Incentive Plan, consisting of shares granted without any consideration or shares sold to the participant for appropriate consideration as determined by the Committee. These awards will be subject to terms and conditions determined by the Committee and as set forth in a stock award agreement, which may include restrictions on transferability, requirements for meeting specified performance goals, and forfeiture of the shares under certain circumstances prescribed by the Committee.

Performance Shares. Performance shares may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and based upon performance goals established by the Committee. The Committee will establish performance goals and targets for participants, and will award shares of Common Stock or cash to the participant if the performance goals and targets are achieved for the designated performance period. These awards will be subject to terms and conditions determined by the Committee and as set forth in a performance share agreement, which may include restrictions on transferability, requirements for meeting specified performance goals, and forfeiture of the shares under certain circumstances prescribed by the Committee.

Stock Units. Stock units may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and as set forth in a stock unit agreement. Each stock unit entitles the participant to receive, on a specified date or event determined by the Committee, one share of Common Stock of the Company or cash equal to the fair market value of a share on such date or event, as provided in a stock unit agreement.

Performance Units. Performance units may be granted to participants in the Incentive Plan, subject to terms and conditions determined by the Committee and as set forth in a performance unit agreement. Each performance unit entitles the participant to receive cash or shares of Common Stock of the Company upon the attainment of performance goals established by the Committee.

Dividend Equivalent Rights. Dividend equivalent rights may be granted to participants, subject to terms and conditions determined by the Committee; provided that in the case of performance-based awards, dividends or dividend equivalents will be paid at the time and only to the extent those awards vest. Dividend equivalent rights provide for the payment of an amount equal to dividends or other distributions on shares designated in an award to the participant of stock units, performance shares or performance units as if the participant were the holder of such shares.

Recoupment. The Company has the right to recoup from its executive officers, and such other participants as the Committee may designate from time to time, a portion or all of any award granted under the Incentive Plan in respect of any fiscal year for which the financial results of the Company are restated. This right will be in addition to all other rights the Company may have against the participant with respect to the participant’s conduct in connection with a restatement of the Company’s financial results.

Amendment. The Committee may, from time to time, suspend, terminate, revise or amend the Incentive Plan or the terms of any grant without the approval of stockholders, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares are listed. No option or stock appreciation right may be repriced by amendment, substitution or cancellation and regrant.

Awards Granted Under the Incentive Plan. No awards will be made under the Incentive Plan until stockholder approval is obtained. If the Incentive Plan had been in effect for 2009, the awards that would have been granted under the Incentive Plan are the same as the awards of stock units and options that were made in 2009 under previous stock incentive plans. Awards to be made in 2010 (if any) and future years under the Incentive Plan have not been determined. For a description of the awards granted in 2009 to the named executive officers, see “Executive Compensation — 2009 Grant of Plan-Based Awards” in this Proxy Statement.

Summary of Federal Income Tax Implications of Participation in the Incentive Plan.

The following is a summary of the Federal income tax consequences of the Incentive Plan. It is based on the federal tax laws and regulations currently in effect and existing administrative rulings of the Internal Revenue Service. Participants may also be subject to state and local taxes in connection with the grant of awards under the Incentive Plan. Participants should consult with their individual tax advisers to determine the tax consequences associated with awards granted under the Incentive Plan. This information may not be applicable to employees of foreign subsidiaries or to employees who are not residents of the United States.

Non-Qualified Stock Options. A participant will not recognize any income at the time of grant. At exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of exercise over the exercise price. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the option is exercised. The Company generally will receive a tax deduction for the same amount of ordinary income recognized by the participant. When the participant sells these shares, any gain or loss recognized by the participant is treated as either short-term or long-term capital gain or loss depending on whether the participant has held the shares more than one year.

Incentive Stock Options. A participant will not recognize income at the time of grant. If the participant does not make a disqualifying disposition of the shares received at exercise within one year after the date of exercise or within two years after the date of grant, the participant will not recognize any income, for federal income tax purposes, at the time of the exercise. When the participant sells the shares issued pursuant to the incentive stock option, the participant will be taxed, for federal income tax purposes, as a long-term capital gain on any amount recognized by the participant in excess of the exercise price, and any loss sustained by the participant will be a long-term capital loss. No deduction will be allowed to the Company for federal income tax purposes. If, however, the participant sells the shares before the expiration of the holding periods, the participant will recognize ordinary income on the difference between the exercise price and the fair market value at exercise, and the Company generally will receive a tax deduction in the same amount. Upon exercise of an incentive stock option, the excess of the fair market value over the exercise price is an item of tax preference to the participant for purposes of determining the alternative minimum tax.

In order to qualify as an incentive stock option, the option must be exercised within three months after the participant’s termination of employment for any reason other than death or disability and within one year after termination of the participant’s employment due to disability. If the option is not exercised within this time period, it will be treated as a non-qualified stock option and taxed accordingly.

Stock Awards/Units and Performance Shares/Units. If the participant receives a stock award, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. A participant generally will recognize ordinary income when he receives shares or cash pursuant to the settlement of stock units, performance shares or performance units, provided that if the shares are subject to any restrictions on transfer, the participant will recognize ordinary income upon becoming entitled to transfer the shares at the end of the restriction period without forfeiture. The amount of income the participant recognizes will be equal to the fair market value of the shares on such date, or the amount of cash received, less the amount paid by the participant for the shares. This amount will also be the participant’s tax basis for the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. In addition, the holding period begins on the day the restrictions lapse, or the date the shares are received if not subject to any restrictions, for purposes of determining whether the participant has long-term or short-term capital gain or loss on a subsequent sale of the shares. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

If a participant who receives a stock award or performance shares subject to restrictions makes an election under Section 83(b) of the Code within 30 days after the date of the grant, the participant will have ordinary income equal to the fair market value on the date of grant, less the amount paid by the participant for the shares, and the participant will recognize no additional income until the participant subsequently sells the shares. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. When the participant sells the shares, the tax basis will be equal to the fair market value on the date of grant, less the amount paid by the participant for the shares and the holding period for capital gains purposes begins on the date of the grant. If the participant forfeits the shares subject to the Section 83(b) election, the participant will not be entitled to any deduction, refund, or loss for tax purposes (other than a capital loss with respect to the amount previously paid by the participant), and the Company will have to include the amount that it previously deducted from its gross income in the taxable year of the forfeiture.

Stock Appreciation Rights. A participant will not recognize any income at the time of grant. Upon exercise, the participant will recognize ordinary income equal to the amount received upon exercise. The participant will be responsible for remitting to the Company the withholding tax obligation that arises at the time the ordinary income is recognized. The Company generally will be entitled to a deduction with respect to the ordinary income recognized by the participant.

WE RECOMMEND THAT YOU VOTE FOR THE APPROVAL OF THE ANIXTER
INTERNATIONAL INC. 2010 STOCK INCENTIVE PLAN

PROPOSAL 3: RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP

The Audit Committee has re-appointed Ernst & Young LLP to serve as the Company’s independent auditors for 2010, subject to ratification by the Company’s stockholders. For further information regarding Ernst & Young LLP, please reference the Report of the Audit Committee and Independent Auditors and Their Fees section of this Proxy Statement. Representatives of Ernst & Young LLP, who are expected to be present at the meeting, will be given an opportunity to make a statement if they so desire and to respond to appropriate questions asked by stockholders.

WE RECOMMEND THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2010

CORPORATE GOVERNANCE

Governance Guidelines and Charters

The operation of the Board of Directors is governed by the Company’s by-laws and Corporate Governance Guidelines. The operations of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee are governed by charters adopted by each committee and ratified by the Board of Directors. The Corporate Governance Guidelines and each of the committee charters can be viewed on the Company’s website at: http://www.anixter.com/CorporateGovernance.

Code of Ethics

The Company has a longstanding Business Ethics and Conduct Policy which is applicable to all employees, directors and officers, including the principal executive officer, the principal financial officer and the principal accounting officer. The Company’s Global Business Ethics and Conduct Policy can be viewed on the Company’s website at: http://www.anixter.com/Ethics.

Director Independence

The Board determines the independence of its directors and nominees by requiring each of them to complete and return a questionnaire which solicits information relevant to a determination of independence under applicable rules and Item 407(a) of Regulation S-K of the Securities Exchange Act, as well as any other direct or indirect relationship that the director may have with the Company. Independence is determined by the Board after presentation and discussion of questionnaire responses. Based on this procedure, all directors other than Mr. Eck and Mr. Grubbs were found to be independent.

Board of Directors

The Board of Directors held four meetings in 2009. All of the directors attended 75 percent or more of the total of all meetings held by the Board and the committees on which the director served. The Company encourages its directors to attend the Annual Meeting of Stockholders. All directors attended the 2009 Annual Meeting of Stockholders.

Executive Committee

The Executive Committee, currently consisting of Samuel Zell (Chair) and Messrs. Crandall, Handy and Klein, exercises the full powers of the Board of Directors to the extent permitted by law in the intervals between Board meetings.

The Executive Committee held no meetings in 2009.

Audit Committee

The Audit Committee currently consists of Messrs. Klein (Chair), Brace, Crandall, Muñoz and Ms. Bynoe, each of whom are “independent” as defined in the listing standards of the New York Stock Exchange and Rule 10A-3(b)(1) of the Securities Exchange Act. No member of the Audit Committee serves on more than three public company audit committees. Each member of the Committee has been designated as an “audit committee financial expert,” as defined by the Securities and Exchange Commission. The Audit Committee provides a general review of the Company’s accounting and auditing procedures, selects its independent auditors, meets with the Company’s independent auditors to review their recommendations, and reviews related party transactions.

The Audit Committee held 11 meetings in 2009.

Compensation Committee

The Compensation Committee, currently consisting of Mr. Handy (Chair), Lord Blyth, Ms. Bynoe, Messrs. Brace, Crandall, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, exercises all powers of the Board of Directors in connection with compensation matters, including incentive compensation, benefit plans and stock grants.

The essential functions of the Committee are to:

•	annually determine that the Chief Executive Officer’s compensation is appropriately linked to corporate objectives, evaluate the Chief Executive Officer’s performance in light of those objectives, and set the Chief Executive Officer’s compensation based on this evaluation

•	annually review and approve the compensation of the Company’s other senior executives, including the executive officers named in this Proxy Statement

•	retain overall responsibility for approving, evaluating, modifying, monitoring and terminating the compensation and benefit plans, policies, and programs of the Company, including all employment contracts, severance and change-in-control agreements, supplemental benefits and perquisites in which executives subject to the Committee’s review participate

•	recommend to the Board new or modified cash or equity-based incentive plans

•	recommend to the Board the form and amount of compensation for non-employee directors

•	review and discuss with management the Compensation Discussion and Analysis prepared by management and, based on its review and discussions, recommend to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and Proxy Statement

•	review and discuss with management its risk review of compensation programs for senior executives and the broader employee group

The Committee has the sole authority to retain and terminate outside advisors in executing its duties, including sole authority to approve their fees and other retention terms. For the past five years, the Committee has retained PricewaterhouseCoopers as its outside compensation consultant (the “Consultant”). The Committee may delegate certain of its activities with regard to the Consultant to the Committee Chairman and/or representatives from the Company’s management, as appropriate.

The Committee has directly engaged the Consultant to provide: (1) general advisory services in areas consistent with the Committee’s charter, including Committee processes and practices, incentive plan design and use, and significant regulatory and market trends related to executive compensation, and (2) benchmarking services in connection with the Committee’s determination of the amount and form of director and executive compensation.

Management also plays a significant role in determining or recommending the amount and form of executive compensation by recommending performance targets and objectives and evaluating executive performance. Each year, management also provides the Committee with recommended base salary, target annual cash incentive and equity-based award for each senior executive, which includes all executive officers, persons reporting directly to the Chief Executive Officer and other selected members of senior management. Each executive’s immediate superior is responsible for providing the recommendation for that executive, which is then reviewed by the Chief Executive Officer for recommendation to the Committee. Our non-executive Chairman of the Board, in consultation with the Chairman of the Committee, is responsible for providing the recommendation to the Committee for the Chief Executive Officer’s base salary, target annual cash incentive and equity-based award and for purposes of this discussion, is deemed to be the Chief Executive Officer’s immediate superior.

These recommendations are based, in part, on a review of competitive market data provided to management and the Committee by the Consultant. This data shows base salaries, total cash compensation and total compensation at the 50th and 75th percentiles of the range paid by other companies to executives holding comparable positions, which is the reference range chosen by the Committee as appropriate for benchmarking the compensation of the Company’s senior executives. The Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. See Compensation Discussion and Analysis in this Proxy Statement for the companies in the comparison group.

In addition to a review of the competitive market data, management’s recommendations for individual executives are based on a variety of other factors, including experience in the position, performance, scope of duties compared to the benchmark positions used in the competitive market data, career potential, ability to impact results and retention goals. The evaluation of these factors and their impact on the recommendations is subjectively determined by the person making the recommendation.

After the Chairman of the Board and the Chairman of the Committee develop the recommendations for the Chief Executive Officer, the recommendations are presented to the full Committee for review, discussion, final determination and approval. Similarly, management’s recommendations for the other senior executives, including the named executive officers, are reviewed by the Consultant and the Chairman of the Committee and presented to the full Committee for review, discussion, final determination and approval.

The Compensation Committee held five meetings in 2009.

Nominating and Governance Committee

The Nominating and Governance Committee, currently consisting of Mr. Crandall (Chair), Lord Blyth, Ms. Bynoe, Messrs. Brace, Handy, Klein, Muñoz, Sloan and Theobald, each of whom meet the independence requirements of the New York Stock Exchange, identifies and recommends director nominees, advises the Board of Directors on corporate governance issues and Board organization and assesses Board performance.

The Board of Directors is responsible for selecting candidates for Board membership and for extending invitations to join the Board of Directors through the Nominating and Governance Committee. Candidates must meet the requirements of applicable law and listing standards, and are selected for qualities such as integrity, judgment, independence, experience, effectiveness, maturity, commitment and other relevant considerations. Any director may recommend a candidate for nomination to the Board of Directors. Consistent with its charter, the Nominating and Governance Committee is responsible for identifying and screening candidates (in consultation with the Chairman of the Board and the Chief Executive Officer), for establishing criteria for nominees and for recommending to the Board a slate of nominees for election to the Board of Directors at the Annual Meeting of Stockholders. Final approval of any candidate shall be determined by the Board of Directors.

The Nominating and Governance Committee will consider candidates submitted by stockholders on the same basis as other candidates. Stockholders desiring to recommend a candidate for nomination at an annual stockholder’s meeting must notify the Company’s Secretary no later than 120 days prior to the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Communications should be sent to: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026. Communications must set forth: the name, age, business address and residence address, e-mail address and telephone number of the proposed nominee; the principal occupation or employment of the proposed nominee; the name and record address of the stockholder who is submitting the notice; and a description of all arrangements or understandings between the stockholder who is submitting the recommendation and the proposed nominee.

The Nominating and Governance Committee held three meetings in 2009.

Executive Sessions

Each regularly scheduled Board and Committee meeting includes an executive session. The Chairman of the Board of Directors presides over executive sessions of the Board. The Chair of each Committee presides over executive sessions of that Committee. If the Chairman or Committee Chair (as applicable) is not present, the presiding director for the meeting is selected by the independent directors present.

Board Leadership Structure

The offices of Chairman of the Board and Chief Executive Officer have been at times combined and at times separated. The Board has exercised discretion in combining or separating the positions as it has deemed appropriate in light of prevailing circumstances. The Board of Directors believes that the combination or separation of these offices should continue to be considered as part of the succession planning process.

At the current time, the Board believes that separating these offices promotes Board efficiency, allows the Chief Executive Officer to focus more fully on the implementation of the Company’s strategy and is in the best interest of stockholders.

The Company’s current Chairman, Samuel Zell, is the Company’s largest investor and, as such, is particularly well qualified to ensure that the Board’s focus remains on the creation of long-term value for stockholders.

The Board’s Role in Risk Oversight

Overseeing the Company’s risk management process and practices is a key function and competence of the Board and its Committees.

Each year, management reports to the Board or one of its committees (as appropriate for the subject matter) on the nature of risks inherent in the Company’s business and its risk management practices with respect thereto including: customer strategies and credit; vendor relationships and their sustainability; product liability; business continuity and information security, recovery and development; economic trends; foreign exchange; taxation; regulatory, ethical and other compliance topics; insurance; succession planning and the attraction, retention and development of employees; compensation plans; budgeting and forecasting; public reporting; liquidity and funding; working capital; capital transactions; acquisitions and divestitures; and significant geographic or product line expansions.

These risks are considered by management and the Board in developing and approving strategic plans, annual operating plans and incentive arrangements.

Communicating with the Board of Directors and Non-Management Directors

Stockholders and other parties interested in communicating directly with the Board of Directors, individual directors, the presiding director or the non-management directors may do so by directing such communications to the Company’s Secretary at: Secretary, Anixter International Inc., 2301 Patriot Boulevard, Glenview, IL 60026 and should prominently indicate on the outside of the envelope that it is intended for the Board of Directors, individual directors, the presiding director, or for non-management directors. Each communication intended for members of the Board of Directors and received by the Secretary will be reviewed by the Secretary. Communications related to the operation of the Company which are not sales solicitations or of a similar commercial nature will be forwarded to the specified party or parties.

Other Matters

In order to be considered for nomination to the Company’s Board, a nominee may not hold more than five directorships at other public companies unless the nominee gives notice of the intent to resign from the number of boards required to bring the total number of directorships (including the Company) to no more than six. No member of the Company’s Board can hold more than six directorships including the Company’s directorship.

REPORT OF THE AUDIT COMMITTEE

Pursuant to the Audit Committee Charter, the function of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditors’ qualifications and independence, and (iv) the performance of the independent auditors and the Company’s internal audit function. While the Audit Committee has the duties and powers set forth in its Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent auditors are responsible for auditing the Company’s financial statements and report on internal controls and for reviewing the Company’s unaudited interim financial statements.

In fulfilling our oversight responsibilities, we have reviewed and discussed the audited financial statements in the Annual Report with management. We have reviewed and discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards (including Statement on Auditing Standards No. 61, as amended (AICPA — Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T). In addition, we discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board regarding the auditor’s communications with us concerning independence. We also considered the compatibility of nonaudit services provided by the auditors to the Company with their independence.

We discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Committee regularly meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Committee also reviews proposed interim financial statements with management and the independent auditors. In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 1, 2010 for filing with the Securities and Exchange Commission.

Melvyn N. Klein, Chair
Frederic F. Brace
Linda Walker Bynoe
Robert L. Crandall
George Muñoz

INDEPENDENT AUDITORS AND THEIR FEES

Fees for professional services rendered by Ernst & Young LLP with respect to fiscal years 2009 and 2008 are set forth below.

Audit Fees

Fees for audit services totaled approximately $3,718,600 in 2009 and approximately $4,122,000 in 2008, including fees associated with the annual audit, reviews of the Company’s quarterly reports on Form 10-Q, other SEC filings and statutory audits of foreign subsidiaries.

Audit-Related Fees

Fees for audit-related services totaled approximately $5,000 in 2009 and approximately $45,000 in 2008.

Tax Fees

Fees for tax services, including tax compliance, tax advice and tax planning, totaled approximately $568,400 in 2009 and approximately $456,800 in 2008.

All Other Fees

There were no fees for other services in 2009 or 2008.

Pre-Approval Policies and Procedures

The Audit Committee’s current practice is to consider for pre-approval annually all audit and non-audit services (including tax services) proposed to be provided by the independent auditors each year. The pre-approval policy is set forth in an Audit Committee position statement. In setting forth pre-approved services in its position statement, the Audit Committee details the particular services that may be provided and the policy reason why it is logical to use Ernst & Young instead of another service provider. Should the need arise to consider engaging Ernst &

Young to provide non-audit services beyond the scope of what is outlined in the position statement or in an amount in excess of the amounts pre-approved by the Audit Committee, management will bring such proposals to the Audit Committee Chairman for consideration. The Audit Committee Chairman has the authority to either act on behalf of the Audit Committee or to call a special meeting of the Audit Committee to consider any such proposal. In the event that the Audit Committee Chairman acts on behalf of the Audit Committee and pre-approves such service, the decision is reported at the next meeting of the full Audit Committee. In considering whether to approve non-audit services, the Audit Committee considers whether the provision of such services by Ernst & Young is compatible with the maintenance of that firm’s independence.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee hereby furnishes its report to the stockholders of the Company in accordance with rules adopted by the SEC.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on that review and discussion, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended January 1, 2010.

F. Philip Handy, Chair
Lord James Blyth
Frederic F. Brace
Linda Walker Bynoe
Robert L. Crandall
Melvyn N. Klein
George Muñoz
Stuart Sloan
Thomas C. Theobald

COMPENSATION CONSULTING FEES

The Compensation Committee has retained PricewaterhouseCoopers (the “Consultant”) as its independent compensation consultant. The Consultant provides the Committee with data, analysis and assessment of alternatives related to the amount and form of executive and director compensation, but does not provide recommendations on compensation decisions for individual executive officers.

In 2009, fees related to providing advice to the Committee were approximately $114,000. Fees related to other services provided by the Consultant to the Company in 2009 were approximately $1,170,000, of which $959,000 related to the administration of the Company’s defined benefit pension plans. The decision to use the Consultant for these other services, none of which related to executive compensation matters, was made by management. Although management reports on the nature and scope of these services, they were not specifically approved by the Committee.

As part of its annual review process in determining whether to renew the Consultant’s executive compensation consulting engagement, the Committee considers the independence of the Consultant from the other divisions of their firm and from the Company’s management. The Committee retains the Consultant for the upcoming year only after determining that such independence exists. The Committee believes that the nature and scope of the other services provided to the Company do not impair the Consultant’s ability to render independent advice to the Committee.

COMPENSATION DISCUSSION AND ANALYSIS

Objectives of our compensation program

We believe that the talents, experience, dedication and entrepreneurial skills of our senior executives, including those named in the Summary Compensation Table in this Proxy Statement (“named executive officers”), have been and will continue to be essential to the Company’s success. Accordingly, the objectives of our compensation program are to:

•	attract and retain talented executives

•	recognize sustained above-market performance with comparably superior compensation

•	motivate continuing improvement and future performance at above-market levels relative to competitive peer group companies

•	drive the achievement of specific strategic objectives designed to enhance long term stockholder value creation

•	encourage prudent levels of business risk to meet short and long term performance goals of the Company

•	promote ownership in the Company at a reasonable cost to the Company’s stockholders

•	be transparent and understandable to the participants and stockholders

•	be consistent with the Company’s corporate governance principles

To achieve these objectives, we use a variety of compensation elements, including base salary, annual cash incentive awards, equity-based awards, deferred compensation and retirement benefits, all of which are discussed below.

What our compensation program is designed to reward

Our compensation program is designed to reward and incent our executives for assuming responsibilities deemed important to the Company’s success, for excelling in the discharge of those responsibilities, for achieving competitively superior performance over annual and longer periods of time and for achieving yearly financial and non-financial goals that we believe are important to the creation and maintenance of stockholder value.

The elements of our compensation program

Base salary, annual cash incentive awards and equity-based awards for senior executives, which include the named executive officers, are considered together and benchmarked against compensation paid at comparable companies. The Company and the Compensation Committee believe that the use of benchmarking data is useful in determining the range that should be considered in setting the compensation of the senior executives. The Compensation Committee, working with the Consultant, selects the companies for the comparison group which it believes are representative of the types of companies with which the Company competes for executives. These companies are chosen from organizations of a similar size, or representative range, of revenues, market capitalization and number of employees. The selection is also based on one or more characteristics that they share in common with the Company, such as similar operational models, business sectors and selected financial metrics. The companies in the comparison group for 2009 were: Avnet, Inc., Arrow Electronics Inc., R.R. Donnelley & Sons Company, W.W. Grainger, Inc., Owens & Minor, Inc., Henry Schein, Inc., United Stationers Inc., Wesco International, Inc., Airgas, Inc., Patterson Companies, Inc., Acuity Brands, Inc., Brightpoint, Inc., Watsco, Inc., MSC Industrial Direct Co., Inc., Genuine Parts Co., Interline Brands Inc. and Fastenal Co.

The benchmarking data provided by the Consultant shows base salaries, total cash compensation (i.e., base salary and annual cash incentives) and total compensation (i.e., base salary, annual cash incentives and equity-based awards) at the 50th and 75th percentiles of the range paid by the comparison group of companies to executives holding comparable positions, which is the reference range chosen by the Compensation Committee as appropriate for benchmarking the compensation of the Company’s senior executives. This information, together with recommendations from management, the Chairman of the Board and the Chairman of the Compensation Committee, form the basis for the Compensation Committee’s final determination of executive compensation. See Corporate Governance — Compensation Committee section of this Proxy Statement for more information on how management’s recommendations factor into the setting of compensation for executives other than the Chief Executive Officer and how recommendations of the Chairman of the Board and the Chairman of the Compensation Committee factor into the setting of compensation for the Chief Executive Officer.

In addition to the benchmarking data and individual executive performance, a key factor in the 2009 decisions about equity-based awards was the rapid, severe and widespread economic decline which began to affect the Company in September 2008, resulting in a substantial decline in its stock price.

Base Salary:  We provide our executives with a fixed level of annual income necessary to attract and retain executives in our industry. In the early part of each year, the Compensation Committee meets to review executive salaries. The principal factors considered in making salary adjustment decisions include the individual’s performance, potential for advancement within the Company, tenure with the Company and tenure in the particular position. Annual salary increases typically are effective as of January 1; however, for 2010, increases have been deferred to July 1, consistent with the approach taken throughout the Company. See Subsequent Compensation Decisions.

Mr. Eck’s base salary for 2009 was increased by 5.0% from $600,000 to $630,000. This salary placed him at approximately 28% below the 50th percentile of salaries paid by the comparison group of companies to their chief executive officers. The Compensation Committee believes that this was an appropriate salary for a newly appointed chief executive officer (he was appointed to the position July 1, 2008) and allows for a reasonable progression in compensation based on future performance and increased tenure as a chief executive officer.

Salaries paid to the other named executive officers are shown in the “Salary” column of the Summary Compensation Table in this Proxy Statement, and represent increases ranging from 4.8% to 6.9% over base salaries paid in 2008. These base salary rates ranged from 21% below to 9% above the 50th percentile of the range of base salaries paid by the comparison group of companies to executives holding comparable positions. Salaries in excess of the 50th percentile reflected factors such as the tenure of the executive in the position and with the Company and relatively greater responsibilities as compared to benchmarked positions. Salaries below the 50th percentile, while reflecting meaningful year-on-year salary increases, lagged behind even more substantial year-over-year increases in the benchmarked salaries for comparable positions.

Annual Incentive Awards:  The Company provides its executives with annual incentive award plans designed to reward performance that supports the Company’s short term performance goals. Annual incentive award plans for senior executives are provided under the Company’s Management Incentive Plan (“MIP”) approved by stockholders in 2004. Under the MIP, each year the Compensation Committee establishes an award pool equal to 3% of the Company’s operating income as reported on the Company’s consolidated statements of operations for the plan year. A percentage of the award pool is assigned each year by the Compensation Committee to each senior executive. The total amount of all awards for any year may not exceed the amount in the award pool for that year, and the maximum award for any participant in a given year may not exceed 50% of the applicable award pool. The Compensation Committee may, in its discretion, decrease the size of the award pool or the maximum award for any participant.

Each year, the Compensation Committee approves a target annual incentive for each executive that can be earned upon meeting the performance goals contained in the annual budget. Historically, and in 2009, these incentive plans provided an opportunity to earn an award for: (1) the achievement of the operating earnings specified in the Company’s annual budget approved by the Board of Directors; (2) the achievement of the rate of return on tangible capital specified in the Company’s approved annual budget; and (3) the achievement of other quantitative or qualitative individual goals specified in the plan.

The budget process for determining operating earnings and return on tangible capital for 2009 began after the Company completed its 2008 mid-year review and forecast for the remainder of the year. The Company then considered planned actions and the potential for a changed operating environment or specific events that could have an effect on the financial performance of the Company in 2009, and considered the potential magnitude of those effects. Planned actions may include but are not limited to the opening or closing of offices or warehouses in new or existing geographies, initiatives to increase market share or market penetration, new product introductions, the introduction of existing products into new geographies and acquisitions or divestitures. The Company also took into account the completion of large contracts which are not likely to be repeated or replaced, gross margin trends and macro-economic expectations, and a variety of other risks which may affect results.

Finalization of the budget by management included input from sales, marketing, operations, information technology, human resources and finance management with responsibilities for various end market sales initiatives, geographic segment profitability or global functional support. The budget was submitted in November of 2008 to the Board of Directors for review, discussion and approval.

The Company has chosen to reward the achievement of budgeted operating earnings and rate of return on tangible capital because it believes that these items are among the most meaningful measures of the Company’s performance. By emphasizing earnings over sales, for example, the annual incentive plan helps to ensure that an acceptable level of profitability is maintained and enhanced.

Rate of return on tangible capital is deemed to be an important measure of the Company’s success because the wholesale distribution industry in which the Company competes is working capital-intensive. The Company’s assets consist primarily of inventories and accounts receivable, and the management of these assets to control borrowing costs and write downs in the value of these assets is crucial to the Company’s profitability.

Operating earnings and rate of return on tangible capital are key drivers of net income, earnings per share and return on equity, and have been chosen over these latter measures in order to eliminate the effects of decisions about the Company’s capital structure, which tend to be longer-term in nature and therefore not well-suited to the annual incentive plan.

The final component of each executive’s annual incentive plan consists of one or more quantitative or qualitative objectives, the achievement of which is deemed by his or her immediate superior (or by the Compensation Committee in the case of the Chief Executive Officer) to be within the executive’s ability to influence and to be an important contribution to the short and/or long term success of the Company.

The amount of compensation that would be earned by an executive if all objectives in the annual incentive plan were fully met (but not exceeded) is the “target” amount for that executive. See the Grants of Plan-Based Awards Table in this Proxy Statement for disclosure of threshold, target and maximum payouts for the named executive officers.

The target annual incentives are determined so that total cash compensation of senior executives is at approximately the 50th percentile of the range of total cash compensation provided to similarly situated executives in the comparison group of companies. The target amounts set for the named executive officers for 2009 provided total cash compensation ranging from 26% below to 15% above this 50th percentile. The same factors that accounted for variances between actual and benchmarked base salaries apply to the variances between actual and benchmarked total cash compensation.

Because the Company benchmarks total cash compensation rather than annual incentives per se, and total cash compensation includes base salary, recommendations for target annual incentives can be affected by base salary determinations. However, the Compensation Committee believes that its target annual incentives are consistent with the Company’s philosophy that senior executives should have a sizable amount of their cash compensation at risk. During the eight year period from 2001-2008, annual incentives paid to the senior executives who were named executive officers during this period have ranged from 27% to 152% of their target amounts.

For 2009, (1) the operating earnings component for each senior executive whose plan was based on worldwide operating earnings was established with respect to the executive’s scope of authority, and represented 35% to 60% of the total target annual incentive under the plan; (2) the return on tangible capital component for each senior executive whose plan is based on worldwide return on tangible capital was established with respect to the executive’s scope of authority and represented 20% to 40% of the total target annual incentive under the plan; and (3) the individual objective component of each senior executive’s plan was consistent with the strategies and actions underlying the annual operating plan, and represented 10% to 30% of the total target annual incentive under the plan.

The individual qualitative objectives for each named executive officer were as follows:

Mr. Eck:	Expand geographic and product markets; evaluate entry into additional businesses; develop succession plans; develop five year strategic plan; identify business risks and develop mitigation plan.
Mr. Letham:	Optimize cash flow and ensure liquidity; execute on succession plan; evaluate impact of possible end market strategic initiative; assist in strategic plan presentation; meet investor relations challenges.
Mr. Dosch:	Develop and implement plan for leveraging shared services in EMEA; promote consistency in accounting practices and processes; monitor and control working capital; assist in strategic plan presentation.
Mr. Dul:	Implement compliance program changes; enhance coordination between the legal and finance departments with respect to sales contract terms and conditions; increase monitoring of foreign claims and contracts.
Mr. Faber:	Prepare for implementation of international financial reporting standards; implement productivity enhancement program in accounts payable; improve measurement and reporting of foreign exchange exposure; review compliance with corporate financial reporting policies; manage goodwill impairment testing and reporting.

When the financial results for the year are finalized, calculations of the amounts earned by each of the senior executives pursuant to the terms of his or her annual incentive plan are prepared by management and furnished to the Compensation Committee and the Consultant. Payments for achievement of the operating earnings and rate of return on tangible capital objectives are based on the application of the formula in the annual incentive plan to the audited financial results, while payments for achievement of individual objectives assigned to each executive are based on evaluation and recommendation by the executive’s immediate superior, or by the Chairman of the Board in consultation with the Chairman of the Compensation Committee in the case of the Chief Executive Officer, for review and approval by the Compensation Committee.

For 2009 the target incentive and the relative weight assigned to each performance goal for each named executive officer, were as follows:

	Robert J.	Dennis J.	Ted A.	John A.	Terrance A.
	Eck	Letham	Dosch	Dul	Faber

Target Incentive	$650,000	$475,000	$288,462 (1)	$132,000	$105,000
Financial Performance Goals:
Worldwide Operating Earnings	38%	38%	40%	42%	42%
Worldwide Return on Tangible Capital	37%	37%	35%	28%	28%
Individual Objectives	25%	25%	25%	30%	30%

(1)	Represents prorata amount of full year target of $300,000 based on hire date of January 19, 2009.

For each performance goal there is a threshold level of performance, below which no incentive is paid. Attainment of the threshold level results in payment of 25% of the target incentive amount, attainment of the target level of performance results in payment of 100% of the target incentive amount, and attainment of the maximum level of performance results in payment of 150% of the target amount. In each case, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

The following table sets forth for 2009 the target and payout levels for each financial performance goal, actual performance, the percentage at which the target was attained, and the actual percentage of the target incentive paid.

Worldwide Operating Earnings
Target: $303,364,000
				Actual% of
		Actual	% Attainment of	Target
% of Target Achieved	Multiplier	Performance	Target	Incentive Paid

		$103,522,000	34%	0%
Less than 85%	.0
85%	.25
100%	1.0
107% or more	1.5

Worldwide Return on Tangible Capital Target: 20.7%
% of Target Achieved

		15.1%	73%	0%
Less than 86%	.0
86%	.25
100%	1.0
105% or more	1.5

The performance of the named executive officers during 2009 resulted in the following multipliers applied to their target annual incentive with respect to their individual objectives: Mr. Eck: 1.50; Mr. Letham: 1.50; Mr. Dosch: 1.33; Mr. Dul: 1.18 and Mr. Faber: 1.34.

The multipliers used for the financial objectives portion of the annual incentive plans as described above also apply to the individual objectives. For other than the Chief Executive Officer, the executive’s immediate superior evaluates the executive’s achievement of the objective. Taken into account are any particular challenges encountered in performing the objective, including developments which were outside of the executive’s control. Based on this evaluation, the executive’s immediate superior makes a qualitative judgment about the extent to which the executive has met the Company’s expectations for achievement of the objective, and recommends a multiplier to be applied to the target incentive. The multipliers are submitted, along with supporting commentary, to the Compensation Committee for review and approval. The Compensation Committee makes the same evaluation and determination for the Chief Executive Officer. In addition, the Compensation Committee can, at its discretion, apply a multiplier in excess of 1.5 provided the resulting total award under the annual incentive plan does not exceed the limitations imposed by the MIP on the amount of the aggregate award.

Annual incentive awards paid to the named executive officers with respect to the corporate performance goals and the individual objectives in accordance with these results are shown in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table in this Proxy Statement. Discretionary awards, if any are made by the Compensation Committee, are shown in the “Bonus” column of that table.

Equity-Based Awards:  The Company is dedicated to enhancing long-term value for its stockholders, and believes that the best way to ensure its senior executives maintain focus on this goal is to provide a substantial part of their total compensation in the form of equity-based awards. The Company’s use of equity-based awards is designed to promote ownership and align the economic interests of senior executives to those of the stockholders at a reasonable cost to the Company and to reward and retain senior executives identified as key to the continuity and success of the business or as high potential succession candidates. Because the Company believes that it is not appropriate to apply the performance-based criteria used to determine annual cash incentives to equity-based compensation, it has historically, and in 2009, chosen to condition the vesting of equity-based awards on the passage of time.

The Company’s Stock Incentive Plan approved by stockholders in 2006, as well as predecessor plans, provide for various types of awards, including stock options, stock appreciation rights, stock awards, performance shares, stock units, performance units and dividend equivalent rights.

Since 2007, the Company has provided long term incentive compensation to named executive officers through a combination of stock options and restricted stock units (RSUs). Stock options provide an element of risk to executives in that value is created for the executives only when value is created for stockholders, and they provide a more leveraged vehicle for accomplishing this objective. RSUs manage potential increased dilution that would result from using only options, and provide executives with outright value that supports executive retention.

In 2009, only two named executive officers received a combination of stock options and RSUs. The reduction in the use of options was the result of the Compensation Committee’s decision to manage potential dilution in view of the Company’s depressed stock price. As compared to options, fewer RSUs can be used to meet certain compensation objectives.

The Company generally provides equity-based awards to its senior executives so that their total compensation is between the 50th and 75th percentile of the total compensation provided to similarly situated executives in the comparison group of companies. This reflects the Company’s practice of leveraging total compensation relative to the benchmark rates which is consistent with the Company’s philosophy that senior executives should receive a sizable amount of their total compensation as equity in the Company. Because the Company benchmarks total compensation for its senior executives rather than equity-based awards per se, and total compensation includes total cash compensation, recommendations for equity-based awards can be affected by total cash compensation determinations.

In determining the total amount of equity to award each year, the Compensation Committee also reviews the dilution and value transfer rates of the companies in the comparison group. With respect to dilution, the Consultant presents, for each company in the comparison group, shares reserved as a percentage of total diluted shares outstanding, along with the percentages associated with the 25th, 50th and 75th percentiles. Lower percentiles correlate to lower dilution. Based on that data, the Company was between the 25th and 50th percentiles. The Compensation Committee made no adjustment to the 2009 awards on this basis.

With respect to value transfer, the Consultant presents, for each company in the comparison group, the value (as a percentage of market capitalization) of equity grants to all recipients and to the chief executive officer for each of the three most recent years available, and the three year average. Percentages associated with the 25th, 50th and 75th percentiles are also presented. Lower percentiles correlate to lower award values in relation to market capitalization. Based on that data, the Company was between the 25th and 50th percentiles in total value transferred in 2009, and between the 50th and 75th percentiles in value transferred to its Chief Executive Officer in 2009. Management also presents the year-end value of all the Company’s outstanding equity-based awards. The Compensation Committee made no adjustment to the 2009 awards on this basis.

The named executive officers received grants of stock options and/or restricted stock units on March 1, 2009. These grants are shown in the Grants of Plan-Based Awards Table in this Proxy Statement.

Pensions:  The Company believes that providing a measure of retirement income to its employees, including its senior executives, is important to the Company’s recruitment and retention goals. Accordingly, certain U.S. employees and employees of certain foreign subsidiaries participate in Company-sponsored plans. For certain highly compensated employees in the U.S. hired before June 1, 2004, the Company provides a non-qualified excess benefit plan which extends the benefit formula in the qualified pension plan to earnings from salary and non-equity incentives which exceed the amount allowed by the Internal Revenue Service (“IRS”) to be included in the calculation of benefits from the qualified plan. All named executive officers other than Mr. Dosch (who was hired in 2009) participate in the excess benefit plan. Additionally, Mr. Letham participates in a supplemental executive retirement plan (“SERP”) designed to increase his total retirement benefits (qualified plan, excess plan and SERP) at age 65 to 50% of his final average pay. Mr. Letham’s SERP has fully vested. See the discussion accompanying the Pension Benefits Table in this Proxy Statement.

Deferred Compensation:  The Company believes that providing a method for employees, including its senior executives, to save for retirement on a tax-deferred basis is important to the Company’s recruitment and retention goals. Accordingly, substantially all U.S. employees are eligible to participate in the Company’s 401(k) plan. For certain highly compensated employees, including its senior executives, the Company provides a non-qualified deferred compensation plan that enables participants to defer up to 50% of their salary and 100% of their bonus until retirement or other specified future date. The Company pays interest on these deferrals and provides an enhanced crediting rate if the Company meets certain pre-determined financial goals. See the discussion accompanying the Nonqualified Deferred Compensation Table in this Proxy Statement.

Perquisites:  Historically, perquisites for senior executives have been very limited in scope and value. In 2007, the Compensation Committee eliminated perquisites for all named executive officers.

Termination and Change in Control Payments

The employment agreement with Mr. Letham requires the Company to make severance payments to him in the event he terminates his employment for good reason or the Company terminates his employment other than for cause, as described in the agreement. In the event his termination occurs within two years of a change of control, he will receive the same cash payments as if he was terminated without a change of control, but in addition, all of his unvested equity will vest. These benefits were determined to be reflective of the market at the time they were negotiated, and the Compensation Committee believes these payments are fair and proper consideration for the agreement of this executive to post-employment restrictive covenants.

See Potential Payments Upon Termination or Change in Control section of this Proxy Statement for additional discussion of this agreement and payments provided therein.

Deductibility of Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the chief executive officer and the three other most highly compensated officers of a public company other than the chief financial officer to $l,000,000 per year, but contains an exception for certain performance-based compensation. It is the policy of the Company to structure its incentive and equity-based compensation in a manner that will minimize the impact of limitations imposed by Section 162(m) to the extent it can reasonably do so consistent with its goal of retaining and motivating its executives in a cost effective manner. We review compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time to maximize deductibility. However, we may approve compensation that does not qualify for deductibility when we deem it to be in the Company’s best interest. The Company’s grants of stock options under its Stock Incentive Plans and awards under its Management Incentive Plan qualify as “performance-based compensation” under Section 162(m). Base salary does not by its nature qualify as performance-based compensation under Section 162(m). RSUs granted under the Company’s Stock Incentive Plan generally are not considered performance-based, and may not be fully deductible if paid to an executive officer while he is subject to Section 162(m).

Section 280G of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation deemed to constitute “excess parachute payments” under that section. We believe Mr. Letham’s employment agreement has been structured so that termination payments will not trigger the application of Section 280G.

Stock Ownership Guidelines

The Company’s directors and senior executives, including the named executive officers, are required by the Company’s Corporate Governance Guidelines to hold equity in the Company valued at a multiple of their base salaries or, in the case of directors, their annual retainer. The value of shares owned, vested RSUs and vested stock options is used to determine whether the guidelines have been met. The Compensation Committee is responsible for recommending appropriate actions in respect of persons failing to meet the ownership guidelines within five years of those persons becoming subject to the guidelines. The Company’s Business Ethics and Conduct Policy prohibits hedging against a decline in the Company’s share price.

The multiples for the named executive officers and directors are:

Chief Executive Officer:	five times base salary
Chief Financial Officer:	four times base salary
All other senior executives:	two times base salary
Directors:	three times annual retainer

All directors and executives subject to these requirements are either above their ownership requirements or, taking into account the continued vesting of previous and/or anticipated equity-based awards, are expected to achieve their requirement within the prescribed five year timeframe.

Executives are not subject to minimum holding periods; however, in the event an executive does not meet the Company’s stock ownership guidelines, the Board may take corrective action including, but not limited to, prohibiting sales of stock until the executive meets the applicable guideline.

Timing of Awards

Annual incentive awards for the most recently completed fiscal year are determined by the Compensation Committee at its regularly scheduled meeting in February each year, after the financial statements for the recently completed year are finalized and results are publicly reported. These financial statements are necessary to complete the calculation of the amount of awards earned.

Base salaries, annual incentive targets and equity-based awards for the current year are also determined at the February meeting, after the Board of Directors has approved the operating budgets for the year, the Consultant has provided benchmarking data and management has formulated its recommendations.

Equity-based awards are generally granted on March 1 of each year. The Compensation Committee chose March 1 of each year as the grant date in order to reduce the administrative burden of issuing shares on multiple dates each year as previously issued RSUs vested. Under certain limited circumstances, such as in connection with a promotion, the Compensation Committee will make grants on a date other than March 1.

These awards are approved at the meeting as dollar-value awards to each recipient rather than a number of shares, units or options. The number of shares or units to be granted to each recipient is determined by dividing the dollar-value award to each participant as approved by the Compensation Committee, by the closing price of the Company’s stock on the grant date or, if not a trading day, the immediately preceding trading day. The number of options to be granted is similarly determined, using their Black-Scholes value on the grant date or, if not a trading day, the immediately preceding trading day. The exercise price of stock options is the closing price of the underlying common stock on the grant date or, if not a trading day, the immediately preceding trading day.

Recovery of Awards

The Company’s employment agreement with Mr. Letham gives the Company the right of recoupment, if required by law, to the extent compensation, in any form, is awarded or is paid based on the reported financial results of the Company or its affiliates and such financial results are subsequently required to be restated by the Company’s independent auditors. To the extent permitted by law, the Company may seek to recoup any amounts paid to other executives under similar circumstances.

Effective in 2010, all annual incentive and long term incentive awards to senior executives will be expressly conditioned upon the Company’s right to recoup a portion or all of any such award granted in respect of any fiscal year for which the financial results of the Company are restated.

Subsequent Compensation Decisions

The Compensation Committee has decided to follow the same general policies and procedures described above in setting compensation for 2010, except that the effective date of base salary increases has been deferred from January 1 to July 1, 2010, annual incentive targets have not been increased from 2009, the value of equity awards for the senior executive group was approximately 9% greater than in 2009 and, as in 2009, equity grants were made primarily in the form of RSUs.

EXECUTIVE COMPENSATION

2009 SUMMARY COMPENSATION TABLE

This table shows the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers of the Company for the years ended January 1, 2010, January 2, 2009 and December 28, 2007.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Principal Position	Year	($)(1)	($)	($)(2)	($)(2)	($)(3)	($)(4)	Compensation ($)		Total ($)

Robert J. Eck	2009	630,000	0	750,014	750,005	243,750	302,822	5,903	(5)	2,682,494
President & Chief	2008	549,615	31,250	949,993	950,016	187,500	248,155	6,364		2,922,893
Executive Officer	2007	361,275	0	825,021	825,028	465,000	123,481	6,009		2,605,814
Dennis J. Letham	2009	530,000	0	1,199,987	0	178,125	964,100	9,905	(5)	2,882,117
Executive Vice	2008	500,000	28,125	549,995	550,011	168,750	886,758	12,898		2,696,537
President — Finance and Chief Financial Officer	2007	436,275	0	525,023	524,997	563,496	466,615	12,310		2,528,716
Ted A. Dosch(6)	2009	325,096	0	275,013	0	96,000	2,084	117,006	(7)	825,199
Senior Vice President — Global Finance
John A. Dul	2009	310,000	0	149,991	150,877	47,000	95,930	6,014	(5)	759,812
Vice President —	2008	290,000	3,750	225,007	225,008	56,250	93,948	6,318		900,281
General Counsel and Secretary	2007	263,300	0	174,987	175,008	145,420	58,296	6,000		823,011
Terrance A. Faber	2009	262,000	0	450,002	0	43,000	77,114	5,903	(5)	838,019
Vice President —	2008	250,000	7,500	275,030	274,994	45,000	57,532	6,115		916,171
Controller	2007	239,700	0	250,017	250,000	129,120	42,829	5,795		917,461

(1)	The amounts in this column reflect salary earned by each named executive officer for the applicable year. Annual salary rate increases were effective as of January 1 of each year.

(2)	The amounts in these columns are the grant date fair value of stock awards and option awards computed in accordance with FASB ASC Topic 718 for each fiscal year shown. For an explanation of assumptions used in valuing the awards, see Note 9 to the Consolidated Financial Statements contained in the Company’s 2007 Form 10-K, Note 8 to the Consolidated Financial Statements contained in the Company’s 2008 Form 10-K and Note 9 to the Consolidated Financial Statements contained in the Company’s 2009 Form 10-K.

(3)	This column shows the cash incentive payments the Company awarded under the Management Incentive Plan to each named executive officer for the fiscal years shown.

(4)	Amounts shown in this column include the annual increase for the fiscal year in the actuarial present value of each executive’s accumulated benefit under all Company defined benefit plans. See Note 8 to the Consolidated Financial Statements contained in the Company’s 2009 Form 10-K. This column also includes above market earnings on deferred compensation in 2008 and 2007. There were no above market earnings on deferred compensation in 2009.

(5)	Includes 401(k) matching contribution and interest on unpaid dividend equivalents paid with respect to restricted stock units that vested.

(6)	Mr. Dosch joined the Company on January 19, 2009.

(7)	Includes 401(k) matching contribution and Company payment of relocation expenses of $116,674, which included tax gross-up of $32,668 related to the relocation expenses.

Employment Agreements

During 2009, the Company was a party to an Employment Agreement dated as of January 1, 2006 with Mr. Letham which provided for certain compensation and benefits during employment:

Salary:  Annual base salary is at least $385,000 for Mr. Letham. Salary cannot be reduced except with his consent or in connection with an overall reduction in salary paid to senior executives of the Company as a group.

Annual Incentives:  Mr. Letham is eligible to participate in the Management Incentive Plan, provided that the target annual bonus amount is at least $365,000. The target bonus amount cannot be reduced except with his consent or in connection with an overall reduction in the target bonus paid to senior executives of the Company as a group.

Other Benefits:  Mr. Letham is eligible to participate in the Company’s 2001 Stock Incentive Plan and successor plans in accordance with their terms and is eligible for other employee benefits on the same basis as other similarly situated senior executives.

2009 GRANTS OF PLAN-BASED AWARDS

This table sets forth information for each named executive officer with respect to (1) estimated payouts under non-equity incentive plans in 2009 and (2) restricted stock units and options awarded in 2009.

									All Other	All Other
									Stock	Awards:		Grant Date
			Estimated Future Payouts						Awards:	Number of	Exercise or	Fair Value of
			Under Non-Equity Incentive						Number of	Securities	Base Price	Stock and
		Committee	Plan Awards(2)						Shares of	Underlying	of Option	Option
	Grant	Approval	Threshold		Target		Maximum		Stock or	Options	Awards	Awards
Name	Date	Date(1)	($)		($)		($)		Units (#)	(#)	($/Sh)	($)(3)

Robert J. Eck		2/18/09	162,500		650,000		975,000		0	0	0	0
	3/1/09	2/18/09							25,502	60,631	29.41	1,500,019
Dennis J. Letham		2/18/09	118,750		475,000		712,500		0	0	0	0
	3/1/09	2/18/09							40,802	0	0	1,199,987	(4)
Ted A. Dosch		2/18/09	72,116	(5)	288,462	(5)	432,693	(5)	0	0	0	0
	3/1/09	2/18/09							9,351	0	0	275,013
John A. Dul		2/18/09	33,000		132,000		198,000		0	0	0	0
	3/1/09	2/18/09							5,100	12,197	29.41	300,868
Terrance A. Faber		2/18/09	26,250		105,000		157,500		0	0	0	0
	3/1/09	2/18/09							15,301	0	0	450,002

(1)	The Compensation Committee generally approves equity awards at its February meeting, to be granted on the following March 1. March 1 was chosen as the annual grant date to reduce the administrative burden in issuing awards with varying grant dates.

(2)	Payouts under the Management Incentive Plan were based on performance in 2009, which has now occurred. Thus, the amounts shown in the “Threshold,” “Target” and “Maximum” columns reflect the range of potential payouts when the performance goals were set earlier in 2009. Actual amounts paid under the Management Incentive Plan for 2009 are reflected in the Summary Compensation Table of this Proxy Statement as Non-Equity Incentive Plan Compensation.

(3)	Calculated in accordance with FASB ASC Topic 718. Except as otherwise noted, the stock options and/or restricted stock units vest in 1/3 increments during employment beginning on the second anniversary of the March 1, 2009 grant date. The exercise price of the option awards is $29.41, which represents the Company’s closing stock price on February 27, 2009, since March 1, 2009 was not a trading day. The weighted-average fair value of the stock option grants was $12.37 per share, which was estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions: expected stock price volatility of 35.4%; expected dividend yield of zero; risk-free interest rate of 2.7%; and an average expected life of 7 years. Restricted stock units were valued at $29.41 per unit, which was the closing price of the underlying common stock on February 27, 2009.

(4)	Vests in 1/3 increments during employment beginning on the first anniversary of the March 1, 2009 grant date.

(5)	Amounts were prorated based on Mr. Dosch’s start date of employment with the Company on January 19, 2009.

Management Incentive Plan

For 2009, the Compensation Committee approved annual incentive awards composed of three components: Operating Earnings, Return on Tangible Capital and individual objectives. The Compensation Committee set a target incentive amount for each named executive officer ranging from 40% to 103% of base salary. The actual payout for each component of the annual incentive award can range from zero to 150% of the target incentive opportunity for each component. For each component, a pro rata percentage is earned for performance between the threshold and the target and for performance between the target and the maximum.

A significant portion of each named executive officer’s incentive opportunity (70% — 75%) was based on the two financial components. An Operating Earnings target is set each year by the Compensation Committee. If the Company reaches 85% of the Operating Earnings target, the executive is eligible for a threshold of 25% of the Operating Earnings component of the award, with increases in payout as Operating Earnings reach the target. Exceeding the target will result in payments above the target, up to 150% of the target. Similarly, a Return on Tangible Capital target was set by the Compensation Committee along with a threshold at 86% of target (paying 25% of the target amount) and a maximum (paying 150% of the target amount). The remaining portion of the bonus opportunity is based on achievement of individual objectives, which are determined subjectively by the named executive officer’s immediate superior, or by the Chairman of the Board in consultation with the Chairman of the Compensation Committee in the case of the Chief Executive Officer.

See “Annual Incentive Awards” in the Compensation Discussion and Analysis section of this Proxy Statement for a more detailed discussion of the Management Incentive Plan.

Restricted Stock Units

Restricted stock units were granted under the Company’s 2006 Stock Incentive Plan. Generally, one-third of the restricted stock units vest during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. The grant made to Mr. Letham vests in one-third increments beginning on the first anniversary of the grant date. Units convert to an equal number of unrestricted shares of common stock on the date they vest, except that with respect to units granted in 2005 through 2007, executive officers covered by Section 162(m) of the Internal Revenue Code could make an advance election to select the date as of which their vested units will be settled in stock. Holders of restricted stock units have the right to receive dividend equivalents, which are credited at the time dividends are paid and are held by the Company until the units vest. Dividend equivalents are credited with interest equal to 5% per year until the units vest.

Stock Options

Stock options were granted under the Company’s 2001 Stock Incentive Plan. Options granted to the named executive officers in 2009 vest during employment in thirds on each anniversary of the grant date beginning with the second anniversary of the grant date.

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

This table sets forth information for each named executive officer with respect to (1) each grant of stock options outstanding as of January 1, 2010 and (2) each outstanding restricted stock unit that has not vested as of January 1, 2010.

							Stock Awards
	Option Awards						Number of
							Shares or	Market
	Number of		Number of				Units of	Value of
	Securities		Securities				Stock	Shares or
	Underlying		Underlying				That Have	Units of
	Unexercised		Unexercised		Option	Option	Not	Stock That
	Options (#)		Options (#)		Exercise	Expiration	Vested	Have Not
Name	Exercisable		Unexercisable(1)		Price ($)	Date(2)	(#)(3)	Vested ($)(4)

Robert J. Eck	11,503	(5)	0		23.77	04/17/2010	48,172	2,268,901
	23,398	(5)	0		22.39	02/21/2012
	0		48,000	(6)	46.29	03/01/2016
	4,843	(7)	9,687	(8)	60.95	03/01/2017
	4,134	(7)	8,268	(8)	84.01	10/01/2017
	0		27,438	(8)	65.39	03/01/2018
	0		13,078	(8)	60.22	07/01/2018
	0		60,631	(8)	29.41	03/01/2019
Dennis J. Letham	4,067	(5)	0		17.47	02/18/2010	61,005	2,873,336
	78,889	(5)	0		21.54	02/14/2011
	87,741	(5)	0		22.39	02/21/2012
	6,357	(7)	12,713	(8)	60.95	03/01/2017
	0		23,217	(8)	65.39	03/01/2018
Ted A. Dosch	0		0		0	0	9,351	440,432
John A. Dul	5,849	(5)	0		21.54	02/14/2011	13,026	613,525
	9,359	(5)	0		22.39	02/21/2012
	2,119	(7)	4,238	(8)	60.95	03/01/2017
	0		9,498	(8)	65.39	03/01/2018
	0		12,197	(8)	29.41	03/01/2019
Terrance A. Faber	9,359	(5)	0		22.39	02/21/2012	22,242	1,047,598
	0		40,000	(6)	46.29	03/01/2016
	3,027	(7)	6,054	(8)	60.95	03/01/2017
	0		11,608	(8)	65.39	03/01/2018

(1)	Unvested awards are generally forfeited upon termination of employment for any reason, except that Mr. Letham’s employment agreement provides for acceleration of vesting of certain options upon termination of employment in certain circumstances.

(2)	Each option was granted 10 years prior to the expiration date shown in this column.

(3)	Except for Mr. Letham’s 2009 grant which vests in 1/3 increments beginning on the first anniversary of grant, restricted stock units vest during employment in 1/3 increments beginning on the second anniversary of each grant date. Unvested awards are generally forfeited upon termination of employment for any reason, except that Mr. Letham’s employment agreement provides for acceleration of vesting of certain restricted stock units upon termination of employment in certain circumstances. The unvested restricted stock units will vest as follows:

Unit Vesting

Name	3/1/2010	7/1/2010	10/1/2010	3/1/2011	7/1/2011	10/1/2011	3/1/2012	07/1/2012	3/1/2013

Robert J. Eck	5,500	1,661	1,687	14,003	1,660	1,686	11,813	1,661	8,501
Dennis J. Letham	25,326	0	0	19,274	0	0	16,405	0	0
Ted A. Dosch	0	0	0	3,117	0	0	3,117	0	3,117
John A. Dul	4,675	0	0	3,804	0	0	2,847	0	1,700
Terrance A. Faber	2,770	0	0	7,869	0	0	6,503	0	5,100

(4)	Represents the value of shares of common stock covered by the restricted stock units, using $47.10, which was the closing price of the common stock on December 31, 2009.

(5)	These stock options vested in 1/4 increments beginning on the first anniversary of each grant date.

(6)	These stock options vest during employment in 1/3 increments beginning on the fourth anniversary of the grant date.

(7)	These stock options vested in 1/3 increments beginning on the second anniversary of the grant date.

(8)	These stock options vest during employment in 1/3 increments beginning on the second anniversary of the grant date.

2009 OPTION EXERCISES AND STOCK VESTED

This table sets forth information relating to (1) the exercise of stock options during 2009 by each named executive officer, (2) the dollar amount realized upon such exercise, (3) the number of shares of common stock acquired during 2009 as a result of the vesting of restricted stock units and (4) the value of those vested shares.

	Option Awards		Stock Awards
			Number of
	Number of	Value	Shares
	Shares	Realized on	Acquired on	Value
	Acquired on	Exercise	Vesting	Realized on
Name	Exercise (#)	($)(1)	(#)	Vesting ($)(2)

Robert J. Eck	0	0	6,541	209,172
Dennis J. Letham	79,375	1,671,872	17,586 (3)	517,204 (3)
Ted A. Dosch	0	0	0	0
John A. Dul	5,849	114,773	6,360	187,048
Terrance A. Faber	5,381	99,334	4,034	118,640

(1)	Each executive immediately disposed of all shares acquired on exercise, except for 21,922 shares acquired on exercise and held by Mr. Letham. Represents the difference between the exercise price and the price at which the shares acquired upon exercise were sold, or in the case of shares held after exercise, the difference between the exercise price and the closing price of the stock on the date of the exercise, in each case multiplied by the number of shares of common stock covered by the options exercised.

(2)	Represents the value of the common stock on the vesting date. This value equals the number of shares acquired on the vesting date multiplied by either the average of the high and low prices of the stock on the NYSE on such date, if the vesting date is a trading day, or the previous trading day’s closing price of the stock on the NYSE, if the vesting date is not a trading day.

(3)	Mr. Letham previously elected to defer the conversion of 14,715 restricted stock units that vested on March 1, 2009. The units converted to common stock on March 1, 2010 and are included in the totals shown. 14,715 restricted stock units that vested in 2008 were converted on March 1, 2009 and are not included in the totals shown.

2009 PENSION BENEFITS

The Company provides defined benefit pension benefits under the Company’s Pension Plan, Excess Benefit Plan and the Supplemental Executive Retirement Plan (“SERP”). This table shows (1) the years of service credited to each named executive officer under each plan and (2) the present value of the accumulated benefit payable under each plan to each named executive officer upon retirement at age 65.

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)(1)	Benefit ($)(2)	Year ($)

Robert J. Eck	Anixter Inc. Pension Plan	20.00	346,668	0
	Anixter Inc. Excess Benefit Plan	20.00	548,450	0
Dennis J. Letham	Anixter Inc. Pension Plan	16.50	801,879	0
	Anixter Inc. Excess Benefit Plan	16.50	674,752	0
	Anixter Inc. SERP	16.50	2,079,384	0
Ted A. Dosch	Anixter Inc. Pension Plan(3)	0.95	2,084	0
John A. Dul	Anixter Inc. Pension Plan	20.42	274,072	0
	Anixter Inc. Excess Benefit Plan	20.42	129,189	0
Terrance A. Faber	Anixter Inc. Pension Plan	9.42	196,925	0
	Anixter Inc. Excess Benefit Plan	9.42	87,888	0

(1)	The number of years of service credited to the named executive officer under the specified plan, computed as of January 1, 2010 which is the same measurement date used for financial statement reporting purposes in the Company’s 2009 Form 10-K. Credited service was based on hours worked through July 31, 2006 and an elapsed time method from August 1, 2006 forward. No credit is given for years not worked.

(2)	The actuarial present value of the named executive officer’s accumulated benefits under the applicable plan, computed as of the same January 1, 2010 measurement date used for financial statement reporting purposes in the Company’s 2009 Form 10-K.

(3)	Pension benefit based on formula described below applicable to hires after June 1, 2004.

Pension Plan and Excess Benefit Plan

The Pension Plan is a tax-qualified pension plan covering all US employees, excluding any person subject to a collective bargaining agreement which does not provide for coverage under the Pension Plan. The monthly benefit formula for all employees hired prior to June 1, 2004 provides an amount equal to the employee’s years of continuous service (not to exceed 30) multiplied by the sum of 0.65% of the portion of the employee’s Final Average Pay that is less than or equal to 1/12 of the employee’s Covered Compensation (an amount specified in the Pension Plan based on year of birth), plus 1.3% of the portion of the employee’s Final Average Pay in excess of 1/12 of the employee’s Covered Compensation. Final Average Pay means the highest average monthly salary and bonus (including but not limited to overtime, commissions, performance-based bonuses, employee referral bonuses, and amounts deferred under a nonqualified deferred compensation plan or under Code Sections 125, 401(k), and 132 plans) paid during a 60-consecutive month period occurring in the 120-month period prior to termination of employment, taking into account the applicable Internal Revenue Code limits. The monthly benefit formula for employees hired on or after June 1, 2004 is the sum of 0.15% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 0.20% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater.

The Excess Benefit Plan is available to US employees hired prior to June 1, 2004 who are recommended by the Chief Executive Officer and approved by the Compensation Committee. It utilizes the same benefit formulas in the Pension Plan, except that the formula is applied to the portion of the salary and bonus (as described above) and annual benefits that cannot be taken into account under the Pension Plan due to Code limits. The purpose of the

Excess Benefit Plan is to provide those eligible participants with a retirement benefit that recognizes the participant’s full salary and bonus and any benefit amounts restricted by Code limits.

A participant is eligible to receive a retirement benefit under the Pension Plan and the Excess Benefit Plan after completing five years of service. The normal retirement age for receiving full benefits under the Pension Plan and the Excess Benefit Plan is 65. Employees hired prior to June 1, 2004, after attaining age 55, may retire and elect to receive early payment, although the amounts paid are actuarially reduced to reflect the longer payment period. An employee who terminates employment prior to age 55 but has five years of service is eligible for a deferred vested benefit beginning at age 65 (or age 55 subject to an actuarial reduction). Employees hired on or after June 1, 2004 may retire at any age after completing five years of service and receive benefit payments subject to actuarial reduction. The Company does not grant extra years of credited service under the Pension Plan or Excess Benefit Plan. Participants in the Pension Plan hired prior to June 1, 2004 may elect to receive payments as follows: single life annuity, 10-year certain with life annuity, joint and survivor annuity and joint and contingent annuity. Participants in the Excess Benefit Plan may elect to receive payments as follows: single life annuity and joint and survivor annuity. Lump sums are also available under the Pension Plan and Excess Benefit Plan if under $10,000. Participants in the Pension Plan hired on or after June 1, 2004 may elect to receive payments as follows: single life annuity, joint and survivor annuity, and lump sum. The lump sum payable to employees hired on or after June 1, 2004 cannot be less than the sum of 2.0% of salary excluding bonuses (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is fewer than five, plus 2.5% of salary (up to the applicable Code limits) for each plan year in which the participant’s years of continuous service is five or greater. Currently, Mr. Letham and Mr. Faber are eligible for early retirement payments under the Pension Plan and the Excess Benefit Plan.

SERP

Effective as of August 4, 2004, Mr. Letham participated in the SERP. Under the SERP, Mr. Letham is eligible to receive a monthly normal retirement benefit commencing at age 65 equal to 50% of his Final Average Pay, offset by the monthly retirement benefits payable to him under Social Security, the Pension Plan and Excess Benefit Plan. Mr. Letham has made an irrevocable election to receive benefits upon retirement. Retirement prior to age 65 will actuarially reduce Mr. Letham’s retirement benefit (using the factors set forth in the Pension Plan). Mr. Letham is fully vested in the SERP.

Assumptions

The assumptions used in calculating the present value of the projected accumulated benefits under the Pension Plan, Excess Benefit Plan and SERP are set forth in Note 8 to the Company’s Consolidated Financial Statements contained in the Company’s 2009 Form 10-K.

2009 NONQUALIFIED DEFERRED COMPENSATION

Deferrals under the Company’s Deferred Compensation Plan

This table shows information regarding each named executive officer’s benefit under the Company’s Deferred Compensation Plan (“DCP”).

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance at
	in Last	in Last	Last	Distributions	Last
Name	FY ($)(1)	FY ($)	FY ($)(2)	($)	FYE ($)(3)

Robert J. Eck	42,188	0	36,485	0	839,521
Dennis J. Letham	0	0	98,698	0	2,253,507
Ted A. Dosch	0	0	0	0	0
John A. Dul	15,000	0	21,525	0	493,631
Terrance A. Faber	0	0	2,154	0	49,190

(1)	These amounts are reflected in the Summary Compensation Table in this Proxy Statement, as “Salary” or “Non-Equity Incentive Plan Compensation.”

(2)	These amounts are not reflected in the Summary Compensation Table.

(3)	The following amounts have been reported as compensation in this or prior years’ Summary Compensation Tables: Mr. Eck $277,270; Mr. Letham $1,060,598; Mr. Dul $374,602 and Mr. Faber $30,991.

Selected employees are eligible to participate in the DCP. Under the DCP, employees may defer up to 50% of base salary and up to 100% of bonus. Elections are made annually, prior to the beginning of the calendar year for which the election is effective. Once made, deferral elections are irrevocable for the year. Deferred amounts are credited to an account established for each participant. Interest is credited at the end of each month and accrues on the average daily balance of the account at 140% of the three month average of the previous quarter’s 10 year Treasury Note rate. This rate was designed to approximate the Company’s long-term borrowing rate. For 2009, the average crediting rate was 4.58%. Active participants are eligible to receive an enhanced crediting rate of up to one-half percentage point per quarter if the Company meets or exceeds certain quarterly performance goals. The enhanced crediting rate is credited at the end of each eligible calendar quarter. Participants must be employed for at least one-half the quarter to be eligible for this enhanced rate. In 2009, no enhanced crediting was paid.

All deferrals must remain in the DCP for at least five years from deferral date, except for terminations due to retirement, disability or death. At the time they make their deferral election, participants also elect the form and time of distribution. Retirement and disability payment options are: lump sum, monthly installments or a combination of lump sum and monthly installments. For pre-2005 deferrals, the number of monthly installments may not exceed 120. For post-2004 deferrals, the number of monthly installments may not exceed 180. For all other terminations, excluding death, participants receive a lump sum on the first of the calendar year two years following employment termination, provided deferrals have been in the DCP for five years. Participants terminating prior to age 55 may elect to defer receipt of pre-2005 deferrals to a specified date not later than age 55. Pre-2005 deferrals are eligible for an accelerated distribution at any time, subject to a 10% penalty. Post-2004 deferrals have no such accelerated distribution allowance. A participant may receive early distribution without penalty by providing evidence of severe financial hardship as defined by the DCP and IRS. In the event of termination due to the participant’s death, the beneficiary receives a lump sum distribution if the participant is under age 55, or in the form the participant had elected for retirement benefits if age 55 or older.

Employees may change their elections with respect to the form and timing of distributions. Such changes must be made at least two calendar years prior to the current distribution date for pre-2005 deferrals. For post-2004 deferrals, the election may be changed up to 12 months prior to the date any amount is distributable, provided that any change must defer the distribution for at least five years beyond the date the payment would otherwise have been made or begun.

Deferrals under the 2001 Stock Incentive Plan

This table shows information regarding each named executive officer’s benefit for deferrals under the Company’s 2001 Stock Incentive Plan (“SIP”).

	Executive	Registrant	Aggregate		Aggregate		Aggregate
	Contributions	Contributions	Earnings in		Withdrawals/		Balance at
	in Last	in Last	Last		Distributions		Last
Name	FY ($)	FY ($)	FY ($)		($)		FYE ($)

Robert J. Eck	0	0	85	(1)	12,446	(2)	0
Dennis J. Letham	432,768 (3)	0	219,970	(4)	473,216	(5)	693,076 (6)
Ted A. Dosch	0	0	0		0		0
John A. Dul	0	0	90	(1)	13,220	(2)	0
Terrance A. Faber	0	0	85	(1)	12,446	(2)	0

(1)	Represents interest credited on dividend equivalents allocated to unvested restricted stock units, which vested on March 1, 2009 and is reported on the Summary Compensation Table in this Proxy Statement.

(2)	Includes payment of dividend equivalents and related interest on restricted stock units that vested during fiscal year 2009.

(3)	Represents the value of the restricted stock units that vested in 2009 but conversion to common stock was deferred pursuant to Mr. Letham’s advance election, based on the stock price at the time of vesting. This amount is not reported in the Summary Compensation Table in this Proxy Statement.

(4)	Includes unrealized appreciation on stock units of $260,308 from the date of deferral through January 1, 2010, $40,614 of realized depreciation on conversion of deferred restricted stock units that vested in 2008 and $276 of interest credited on dividend equivalents allocated to unvested restricted units, none of which were reported on the Summary Compensation Table in this Proxy Statement.

(5)	Includes distribution of executive contributions of $962,214, realized depreciation of $529,446 on conversion of previously deferred restricted stock units as well as dividend equivalents and related interest of $40,448 on restricted stock units that vested during fiscal year 2009.

(6)	Includes executive contributions of $432,768 and unrealized appreciation of $260,308 on the deferred stock units, none of which were reported in the Summary Compensation Table in this Proxy Statement.

Restricted stock units are granted under the Company’s 2001 Stock Incentive Plan. Generally, one-third of the units vests during employment on each anniversary of the grant date beginning with the second anniversary of the grant date. Units generally convert to an equal number of unrestricted shares of common stock on the date they vest and are paid to the holder of the units at such time. Holders of restricted stock units are credited with dividend equivalents at the time dividends are paid. The deferred dividend equivalents are credited annually with interest at a rate equal to 5% per year until the units vest, at which time the dividend equivalents and accrued interest are paid to the executive. The interest credited on the unvested portion of executives’ stock units is reflected in the “Aggregate Earnings in Last FY” column above.

Executive officers covered by Section 162(m) of the Internal Revenue Code could make an advance election to defer receipt of the restricted stock units granted in 2005 through 2007 to a date later than the date on which the units vest, although they receive the related accrued dividend equivalents and interest at the time the units vest. At the later date selected by the executive, the units are converted to unrestricted shares of common stock and paid to the executive. Any dividend equivalents accruing after the vesting date are paid to the executive at the time they are accrued. The first deferral of stock units pursuant to such an election did not occur until 2007, when the first portion of the grants made in 2005 vested. Conversions of stock units granted after 2007 are not permitted to be deferred past the date of vesting.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Employment Agreement

The Company has an Employment Agreement with Mr. Letham that provides benefits upon certain terminations of employment, including termination following a change in control of the Company. These benefits are in addition to the benefits to which he would be entitled upon a termination of employment generally, such as the vested retirement benefits described in the Pension Benefits and Nonqualified Deferred Compensation sections of this Proxy Statement, and stock options and restricted stock units that have vested prior to termination.

Under the terms of Mr. Letham’s Employment Agreement, if he terminates his employment with the Company for good reason, as discussed more fully below, or if the Company terminates his employment for other than cause, he is entitled to the following benefits: (i) payment of a pro rata portion of his bonus for the year in which termination occurs, (ii) payment of his salary for the next two years, (iii) payment of a termination bonus equal to the sum of the bonuses paid to him for the two fiscal years preceding the fiscal year in which the termination occurs, (iv) any restricted stock units and stock options that would have vested during the 180-day period following the date of termination will be deemed vested as of such termination date, and (v) coverage under the group health plan will continue for two years after termination (or if earlier, until he is eligible for coverage under a group health plan of another employer), with COBRA coverage available at the end of the second year. In addition, if such termination of employment occurs within two years of a change in control of the Company, all of Mr. Letham’s restricted stock units and stock options will vest immediately. The amounts due to Mr. Letham as described above shall be limited if such payments would constitute “excess parachute payments” within Section 280G of the Internal Revenue Code, so that Mr. Letham shall not receive benefits greater than 333% of the “base amount” (as defined in Section 280G of the Code) or 299.99% of the “base amount” plus $100,000.

For purposes of the Employment Agreement:

•	A change of control will occur if any third person (other than Samuel Zell and his affiliates) acquires more than 50% of the Common Stock of the Company, there is a stockholder approved complete liquidation or dissolution of the Company, there is a sale of all or substantially all the assets of the Company, there is a merger, consolidation or similar event and 50% or less of the outstanding common stock prior to such event is held by the same persons after the event, or if the majority of the directors of the Company is comprised of individuals who were not directors nominated by the previous Board.

•	Good reason includes a material breach of the agreement by the Company, a material adverse change in Mr. Letham’s authority, the assignment to Mr. Letham of duties which are inconsistent with the duties historically defined and the relocation of the Company’s principal business office to more than 100 miles from its current location within two years of a change in control.

•	Cause includes illegal or unethical acts or omissions by Mr. Letham that could materially injure the Company or that the Board determines to be a detriment to Mr. Letham’s position or his ability to perform, willful and material breach of his fiduciary obligations or of the agreement, or willful failure or refusal to follow the lawful and good faith directions of the Board.

Mr. Letham’s Employment Agreement contains restrictive covenants that remain in effect until the end of the two-year severance period for Mr. Letham. The restrictive covenants prohibit Mr. Letham from (i) soliciting for employment any Company employees or former employees employed within six months of the solicitation, (ii) directly or indirectly engaging or assisting any person in engaging in any activities competitive to the Company, (iii) attempting to divert, solicit or assist others in soliciting a current or prospective customer, supplier, contractor or service provider of Company or an affiliate and (iv) making any critical or disparaging comments about the Company or an affiliate.

The following table shows the amounts that would be paid to Mr. Letham pursuant to his Employment Agreement assuming a qualifying termination of employment occurred at fiscal year end.

Termination Payments	Dennis J. Letham

Termination Without Change in Control(1)
— Pro rata Bonus	$178,125
— Salary	1,060,000
— Termination Bonus	760,371
— Vesting of options/units that vest within 180 days of termination	1,192,855
— Group Health Plan	11,424

— Total	$3,202,775
Termination With Change of Control(2)
— Pro rata Bonus	$178,125
— Salary	1,060,000
— Termination Bonus	760,371
— Vesting of all options/units	2,873,336
— Group Health Plan	11,424

— Total	$4,883,256

(1)	Termination for good reason by Mr. Letham or without cause by the Company at any time. Includes 12 months’ pro rata bonus valued at full value actually received for 2009; two years payment of salary; termination bonus equal to the two bonuses actually paid prior to fiscal year end; the value of the vesting of any unvested stock units and options that would occur within 180 days of termination; and the Company’s portion of two years of group health plan coverage. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock.

(2)	Termination for good reason by Mr. Letham or without cause by the Company within two years following a change in control of the Company. Includes 12 months’ pro rata bonus valued at full value actually received for 2009; two years payment of salary; termination bonus equal to the two bonuses actually paid prior to fiscal year end; the value of the vesting of all unvested stock units and options; and the Company’s portion of two years of group health plan coverage. The vesting of the unvested stock units is valued at the year end closing price for the Company’s common stock. The vesting of the unvested options is valued at the difference between the exercise price and the year end closing price of the Company’s common stock.

The vesting of unvested stock units and options does not involve any payments by the Company. The group health plan coverage is paid directly by the Company. An amount equal to 25% of the termination bonus and salary is payable on the seventh month following termination, and 4.266667% of such amount is payable each month thereafter, ending 24 months after termination. If payments are not subject to Code Section 409A(a)(2)(B)(i), then payments are made in 24 equal monthly installments beginning on the first day of the month following termination.

Stock Incentive Plans

The Company’s Stock Incentive Plans provide that (i) if an employee’s employment is terminated for other than death or cause, vested stock options can be exercised for 90 days after termination (or if earlier, the expiration of the option term), and if the employee subsequently dies within such 90-day period, such vested options can be exercised for 12 months following such death (or if earlier, the expiration of the option term); (ii) if an employee’s employment is terminated due to death, the stock option can be exercised for 12 months (or if earlier, the expiration of the option term); and (iii) if an employee’s employment is terminated for cause (as determined by the Compensation Committee in its sole discretion), all options expire on the date of such termination.

NON-EMPLOYEE DIRECTOR COMPENSATION(1)

	Fees Earned or
	Paid in Cash	Stock Awards
Name	($)	($)(2)	Total ($)

Lord James Blyth	0	152,575	152,575
Frederic F. Brace	44,500	79,364	123,864
Linda Walker Bynoe	68,500	125,093	193,593
Robert L. Crandall	0	195,075	195,075
Robert W. Grubbs	0	135,060	135,060
F. Philip Handy	37,500	125,093	162,593
Melvyn N. Klein	83,500	125,093	208,593
George Muñoz	0	193,593	193,593
Stuart M. Sloan	0	155,078	155,078
Thomas C. Theobald	27,500	125,093	152,593
Matthew Zell	0	135,060	135,060
Samuel Zell	0	300,083	300,083

(1)	Directors who are employees of the Company are not compensated for their Board service. Amounts shown include (i) $2,500 for each Board, Compensation Committee and Nominating and Governance Committee meeting attended, (ii) a $5,000 annual retainer for the chair of the Nominating and Governance Committee, (iii) a $5,000 annual retainer for the chair of the Compensation Committee until July 1, 2009 when the annual retainer increased to $10,000; (iv) $3,500 for each Audit Committee meeting attended and a $10,000 annual retainer for the chair of the Audit Committee until July 1, 2009 when the annual retainer increased to $20,000 and (v) an annual retainer of $125,000, except for the Chairman of the Board who received an annual retainer of $300,000. The Chairman of the Board does not receive any fees for meetings attended. Annual retainers are paid in vested stock units; each director may elect to receive meeting fees and chair retainers in cash or in stock units. The annual retainer and any chair retainers elected to be received in stock units are paid quarterly in vested stock units by dividing one-fourth of the amount due by the closing price of the common stock on the last trading day before the grant date. Any meeting fees elected to be received in stock units are paid at the beginning of the next calendar quarter using the closing price of the common stock on the last trading day before the grant date. The stock units convert to Common Stock at a pre-arranged time selected by each director prior to the grant date. Due to rounding of stock unit grants upward to whole numbers, amounts reflected above slightly exceed the stated compensation. Any amounts elected to be received in cash are paid quarterly as earned. Amounts paid in cash are shown in the “Fees Earned or Paid in Cash” column and amounts paid in stock units are shown in the “Stock Awards” column. To maintain comparability from year-to-year, the amounts shown in the columns above reflect the compensation received by each non-employee director for services rendered during 2009, regardless of when such compensation was actually paid.

(2)	Amounts shown were calculated in accordance with FASB ASC Topic 718 and reflect the Company’s expense with respect to stock units granted for services rendered during 2009. The following stock awards were outstanding at calendar year end for each non-employee director:

Vested Outstanding
Name	Stock Units

Lord James Blyth	40,912
Frederic F. Brace	2,055
Linda Walker Bynoe	11,898
Robert L. Crandall	33,716
Robert W. Grubbs	5,157
F. Philip Handy	13,488
Melvyn N. Klein	18,319
George Muñoz	16,073
Stuart M. Sloan	13,947
Thomas C. Theobald	8,397
Matthew Zell	24,278
Samuel Zell	43,953

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 19, 2010, certain information with respect to the Common Stock that may be deemed to be beneficially owned by each director or nominee for director of the Company, the officers named in the Summary Compensation Table and by all directors and officers as a group.

				Options
		Common		for Common		Percent
Name of Beneficial Owner(1)	Stock Units(2)	Stock		Stock(3)	Total(4)	of Class

Lord James Blyth	41,576	—		—	0	*
Frederic F. Brace	2,719	—		—	0	*
Linda Walker Bynoe	12,562	2,000	(5)	—	2,000	*
Robert L. Crandall	0	36,380	(6)	—	36,380	*
Robert W. Grubbs	12,657	163,786		259,377	423,163	1.2%
F. Philip Handy	14,152	78,795	(7)	—	78,795	*
Melvyn N. Klein	18,983	32,400		—	32,400	*
George Muñoz	16,737	3,608		—	3,608	*
Stuart Sloan	14,611	62,942		—	62,942	*
Thomas C. Theobald	9,061	35,599	(8)	—	35,599	*
Matthew Zell	24,942	12,500		—	12,500	*
Samuel Zell	44,617	4,928,397	(9)	—	4,928,397	14.6%
Robert J. Eck	66,086	18,601		62,361	80,962	*
Dennis J. Letham	69,824	152,554		167,282	319,836	*
Ted A. Dosch	12,863	2,000	(10)	—	2,000	*
John A. Dul	12,448	16,878	(11)	22,612	39,490	*
Terrance A. Faber	25,325	13,914		28,613	42,527	*
All directors and executive officers as a group including the above named persons	439,424	5,581,016	(12)	571,767	6,152,783	18.0%

*	Percentage of shares beneficially owned does not exceed one percent of the class.

(1)	Unless otherwise indicated, each person included in the group has sole investment power and sole voting power with respect to the securities beneficially owned by such person.

(2)	Stock units convert to fully vested common stock on a 1-for-1 basis at a time prearranged prior to grant. None of the stock units listed in this column will convert within 60 days.

(3)	All options are exercisable within 60 days.

(4)	Totals presented in this column include only common stock, options for common stock exercisable within 60 days and stock units which covert to common stock within 60 days.

(5)	Includes 2,000 shares owned by Ms. Bynoe’s husband to which Ms. Bynoe disclaims beneficial ownership.

(6)	Includes 2,000 shares and 34,380 stock units that will convert to common stock within 60 days.

(7)	All shares are held in a margin account.

(8)	Includes 4,500 shares owned by Mr. Theobald’s adult children and 1,500 held in custody account for a child, to which Mr. Theobald disclaims beneficial ownership.

(9)	The shares of Common Stock shown in this table include: 1,000 shares held by the Helen Zell Revocable Trust, the trustee of which is Helen Zell, spouse of Mr. Zell; 4,647,147 of such shares are owned by Samstock/SIT, L.L.C., which is held by trusts established for the benefit of Mr. Zell and his family (the “Zell Trusts”). 55,588 of such shares are owned by Samstock/ZFT, L.L.C., whose sole member is ZFT Partnership, of which general partners are the Zell Trusts. 55,587 shares are owned by Samstock/Alpha, L.L.C., whose sole member is Alphabet Partners, of which the general partners are the Zell Trusts. 28,700 of such shares are owned by SZ Intervivos QTIP Trust. The trustee of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust Company, LLC (“Chai Trust”). Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such common shares. Mr. Zell is the sole trustee and beneficiary of the Samuel Zell Revocable Trust; and 140,375 shares owned directly by Mr. Zell. (Also, see the Security Ownership of Principal Stockholders Table in this Proxy Statement.) Of these shares, 4,458,352 shares are pledged.

(10)	Includes 2,000 shares held by the Ann E. Dosch Trust, the trustee of which is Ann E. Dosch, spouse of Mr. Dosch.

(11)	Of these shares, 4,045 are held in a margin account.

(12)	Includes 4,230 shares held in a margin account by an executive officer not named above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon its review of the Forms 3, 4 and 5 furnished to the Company pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and written representations from the officers and directors that no other reports were required, the Company believes that all of its directors, officers and beneficial owners of more than 10% of its common stock have filed all such reports on a timely basis during 2009.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth information as of March 19, 2010 with respect to each person who is known by the management of the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power.

Title	Name and Address of	Amount and Nature of		Percent
of Class	Beneficial Owner	Beneficial Ownership		of Class

Common	Samstock/SIT, L.LC.	4,647,147	(1)	14.6%
	Samstock/ZFT, L.L.C.	55,588
	Samstock/Alpha, L.L.C.	55,587
	SZ Intervivos QTIP Trust	28,700
	Samuel Zell	141,375
	Two North Riverside Plaza
	Chicago, IL 60606
Common	BlackRock, Inc.	3,334,999	(2)	9.9%
	40 East 52nd Street
	New York, NY 10022
Common	Neuberger Berman Group LLC	3,266,569	(3)	9.7%
	605 Third Avenue
	New York, NY 10158
Common	Ariel Investments, LLC	3,134,215	(4)	9.3%
	200 East Randolph Drive, Suite 2900
	Chicago, IL 60601
Common	Prudential Financial, Inc.	1,764,813	(5)	5.3%
	751 Broad Street
	Newark, NJ 07102-3777

(1)	Samstock/ SIT, L.L.C. is a limited liability company whose sole member is Sam Investment Trust, whose trustee is Chai Trust Company, L.L.C., a limited liability company (“Chai Trust”). The beneficiaries of Sam Investment Trust are Samuel Zell and members of his family. Samstock/ZFT, L.L.C. is a limited liability company whose sole member is ZFT Partnership, an Illinois general partnership, whose sole partners are various trusts for the benefit of Samuel Zell and members of his family (the “Zell Trusts”). Samstock/Alpha, L.L.C. is a limited liability company whose sole member is Alphabet Partners, an Illinois general partnership, whose sole partners are the Zell Trusts. The trustee of all of the Zell Trusts and the SZ Intervivos QTIP Trust is Chai Trust. Mr. Zell is not an officer or director of Chai Trust and does not have voting or dispositive power over such shares. The amounts shown for Mr. Zell include 1,000 shares held by Helen Zell Revocable Trust to which Mr. Zell disclaims beneficial ownership. The total does not include 44,617 restricted stock units owned by Mr. Zell.

(2)	According to Schedule 13G, dated January 1, 2010, BlackRock, Inc. has sole power to vote 3,334,999 shares and sole power to dispose of 3,334,999 shares.

(3)	According to Schedule 13G, dated February 17, 2010, Neuberger Berman Group LLC has shared power to vote 2,934,674 shares and shared power to dispose of 3,266,569 shares.

(4)	According to Schedule 13G, dated February 12, 2010, Ariel Investments, LLC has sole power to vote 3,040,290 shares and sole power to dispose of 3,134,215 shares.

(5)	According to Schedule 13G, dated February 12, 2010, Prudential Financial, Inc. has sole power to vote and dispose of 154,300 shares and shared power to vote and dispose of 1,610,513 and may be deemed to have direct or indirect discretion over 1,750,913 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

David Grubbs, brother of Robert Grubbs (a director of the Company), has an interest in Structured Innovations Ltd., which acts as a manufacturer representative (the “Representative”) to certain Company suppliers. The suppliers’ relationship with the Company predates their relationship with the Representative. Although the Company is not a party to any arrangements between the Representative and the Company’s suppliers, the Company is aware that the Representative receives a commission from such suppliers on the Company’s sales of such suppliers’ products into certain regions. Total Company sales (on a cost of goods sold basis) of these suppliers’ products in 2009 were approximately $128.4 million, of which only a portion of these sales result in a commission to the Representative. Total Company sales into regions for which the Representative may receive a commission were approximately $24.3 million.

Various Company policies and procedures, which include the Global Business Ethics and Conduct Policy (applicable to all directors and executive officers) and annual questionnaires completed by all Company directors and executive officers, require disclosure of transactions or relationships that may constitute conflicts of interest or otherwise require disclosure under applicable SEC rules. The Audit Committee reviews and, where necessary, approves transactions throughout the year, as they arise. At the Audit Committee’s February meeting it reviews transactions that require disclosure in the Proxy Statement under applicable SEC rules, and approves the form of disclosure to be contained in the Proxy Statement. There are no related party transactions disclosed above that have not been reviewed and ratified in accordance with the Company’s policies and procedures.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information, as of January 1, 2010, relating to equity compensation plans of the Company under which the Company’s common stock is authorized for issuance.

			Number of Securities
	Number of		Remaining Available for
	Securities to be	Weighted-Average	Future Issuance Under
	Issued Upon Exercise	Exercise Price of	Equity Compensation Plans
	of Outstanding	Outstanding Options,	(Excluding Securities
	Options, Warrants	Warrants and	Reflected in the First
	and Rights(1)	Rights(2)	Column)(3)

Equity compensation plans approved by security holders	2,464,775	$37.11	844,827
Equity compensation plans not approved by security holders	96,710	$21.54	0
Total	2,561,485	$36.15	844,827

(1)	The number shown is the number of shares that, as of January 1, 2010, may be issued upon exercise of 1,562,217 outstanding options and vesting of 999,268 restricted stock units.

(2)	Weighted-average exercise price of outstanding stock options (excludes restricted stock units, which vest at no cost to participants).

(3)	The number shown is the number of shares that, as of January 1, 2010, may be issued upon exercise of options and other equity awards that may be granted in the future under the Plans.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company at its principal offices by December 8, 2010 in order to be considered for inclusion in the Company’s Proxy Statement and Proxy relating to the 2011 Annual Meeting of Stockholders. Under the Company’s by-laws, any stockholder proposal submitted other than for inclusion in the proxy statement must be received by the Company no earlier than January 12, 2011 and no later than February 11, 2011 in order to be considered at the 2011 Annual Meeting of Stockholders, and must contain the information required by the by-laws.

“HOUSEHOLDING” PROXY MATERIALS

Only one Annual Report and Proxy Statement is being delivered to consenting multiple stockholders sharing an address unless Anixter International Inc. has received contrary instructions from one or more of the holders. Stockholders at a shared address who are receiving a single copy of the Annual Report and Proxy Statement and who wish to receive separate copies now and/or in the future should make a request in writing to the Corporate Secretary at Anixter International Inc., 2301 Patriot Boulevard, Glenview, Illinois 60026 or by phone at 224-521-8000. Additional copies of the Annual Report and Proxy Statement may be obtained without charge by writing to the Corporate Secretary or from the Company’s website at http://www.anixter.com/IRContacts. Stockholders at a shared address who are receiving multiple copies of those documents and who wish to receive a single copy should direct their request to the bank or brokerage firm which holds their shares.

CONCLUSION

The Board of Directors knows of no other matters to be presented for stockholder action at the meeting. However, if other matters do properly come before the meeting, it is intended that the persons named in the proxies will vote upon them in accordance with their best judgment.

April 9, 2010

By Order of the Board of Directors

JOHN A. DUL, Secretary

APPENDIX A

ANIXTER INTERNATIONAL INC.
2010 STOCK INCENTIVE PLAN

1. PURPOSE AND EFFECTIVE DATE. Anixter International Inc. (the “Company”) has established this 2010 Stock Incentive Plan (the “Plan”) to facilitate the attraction, retention and continued motivation of employees, directors and consultants and to align more closely their interests with those of the Company and its stockholders. The effective date of the Plan shall be the date it is approved by the Company’s stockholders.

2. ADMINISTRATION. The Plan shall be administered by the Compensation Committee of the Company’s Board of Directors, such other Board committee as the Board may designate, or by the Board itself (the “Committee”). The Committee shall be comprised of at least three members of the Board who satisfy the “non-employee director” definition set forth in Rule 16b-3 under the Securities Exchange Act of 1934, the “outside director” definition under Section 162(m) of the Internal Revenue Code and the regulations thereunder and the “independent director” definition under the rules of The New York Stock Exchange. The Committee has the authority and responsibility for the interpretation, administration and application of the provisions of the Plan, and the Committee’s interpretations of the Plan, and all actions taken by it and determinations made by it shall be binding on all persons. The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan. No Board or Committee member shall be liable for any determination, decision or action made in good faith with respect to the Plan.

3. SHARES SUBJECT TO PLAN.

(a) A total of 1,800,000 shares of Common Stock of the Company (“Shares”) may be issued pursuant to the Plan. The Shares may be authorized but unissued Shares or Shares reacquired by the Company and held in its treasury. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the Incentive Plan for any reason, the Shares subject to the award will again be available for issuance. However, if any award is settled for cash, or if any portion of an award or any Shares subject to an award are delivered to the Company by a participant, or withheld by the Company on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award, they will no longer be available for issuance, and all Shares to which the award relates will count toward the number of Shares issued under the Incentive Plan. In the event of any reorganization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, change in the capital structure of the Company, payment of any extraordinary dividend or similar corporate transaction, the Committee or the Board shall make adjustments as it deems appropriate to preserve the benefits of the Incentive Plan and awards granted under the Incentive Plan

(b) The maximum number of Shares as to which a participant in the Plan can receive stock options or stock appreciation rights in any calendar year is 400,000. Stock options and stock appreciation rights may not be granted with a term longer than 10 years. No person may be granted, in any calendar year, performance based awards (other than stock options or stock appreciation rights) covering more than 400,000 Shares or, in the event the award is settled in cash, an amount equal to the fair market value of such Shares on the date on which the award is settled. The maximum number of Shares that may be subject to incentive stock options is 1,800,000.

(c) In the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the Company, any payment of an extraordinary dividend or any similar corporate transaction, the Committee shall make such adjustments as it deems appropriate, in its sole discretion, to preserve the benefits or intended benefits of the Plan and awards granted under the Plan. Such adjustments may include: (i) adjustment in the number and kind of Shares reserved for issuance under the Plan; (ii) adjustment in the number and kind of Shares covered by outstanding awards; (iii) adjustment in the exercise price of outstanding stock options or stock appreciation rights, or the price of other awards under the Plan; (iv) adjustments to any of the Share limitations set forth above; and (v) any other changes that the Committee determines to be equitable under the circumstances.

4. ELIGIBILITY. Any employee, officer, nonemployee director, or consultant of the Company and its subsidiaries is eligible to receive an award under the Plan. The Committee will determine annually the persons within these categories to whom grants will be made and the amounts of such grants. The Committee may condition eligibility under the Plan or participation under the Plan, and any grant or exercise of an award under the Plan on such conditions, limitations or restrictions as the Committee determines to be appropriate for any reason.

5. AWARDS. The Committee may grant awards under the Plan to eligible persons in the form of stock options (including incentive stock options within the meaning of Section 422 of the Code), stock grants, stock units, restricted stock, restricted stock units, stock appreciation rights, performance shares and units and dividend equivalent rights, and shall establish the number of Shares subject to each such award and the terms thereof, subject to the following:

(a) All awards granted under the Plan shall be evidenced by agreements in such form and containing such terms and conditions not inconsistent with the Plan as the Committee shall prescribe.

(b) The exercise price of any option or stock appreciation right shall not be less than the fair market value of a corresponding number of Shares as of the date of grant.

(c) The Committee may, in its discretion, provide that any award granted under the Plan shall be subject to the attainment of performance goals. Performance goals may be based on one or more business criteria, including but not limited to: operating income; return on equity; earnings or earnings per share; Share price; return on assets; return on investment; cash flow; net income; expense management; or revenue growth. Performance goals may be absolute in their terms or measured against or in relationship to the performance of other companies or indices selected by the Committee. In addition, performance goals may be adjusted for any events or occurrences (including acquisition expenses, extraordinary charges, losses from discontinued operations, restatements and accounting charges and restructuring expenses), as may be determined by the Committee. With respect to each performance period established by the Committee, the Committee shall establish such performance goals relating to one or more of the selected business criteria and targets for participants for achievement of performance goals. The performance goals and performance targets established by the Committee may be identical for all participants for a given performance period or, at the discretion of the Committee, may differ among participants. Following the completion of each performance period, the Committee shall determine the extent to which performance goals for that performance period have been achieved and shall authorize the award of Shares or cash, as applicable, to the participant for whom the targets were established, in accordance with the terms of the applicable award agreements.

(d) No option or stock appreciation right may be repriced by amendment, substitution or cancellation and regrant. Adjustments pursuant to Section 3(c) above shall not be considered repricing.

(e) No dividends or dividend equivalents will be paid with respect to performance based awards prior to the time those awards vest.

6. RIGHT OF RECOUPMENT. With respect to the Company’s executive officers and such other participants as the Committee may designate from time to time:

(a) If the financial results of the Company for its fiscal year immediately preceding the date on which an award is granted are restated and the Committee determines, in its sole discretion, that (i) a participant engaged in conduct that caused or partially caused the need for the restatement and (ii) a lesser award would have been made to the participant under the Plan based on the restated financial results then (A) the Company shall have the right to recoup from the participant the amount of any overpayment of compensation attributable to the award or such other amount, up to the full compensation realized by the participant with respect to the award, as the Committee determines, in its sole discretion, based on its review of the relevant facts (“Recoupment Amount”) and (B) the Company shall have the right to effect such recoupment by (I) cancelling any unvested award held by the participant, (II) to the extent permitted by law, offsetting such recoupment against any obligation of the Company to the participant, or (III) demanding repayment from the participant. In the event that a restatement impacts more than one fiscal year, the Company may exercise this recoupment right with respect to each fiscal year that is subject to restatement. This recoupment right shall be a separate contract right enforceable by the Company against the participant and shall be in addition to, and not in substitution for, any

A-2

and all other rights or remedies that the Company may have against the participant with respect to the participant’s conduct and the restatement, including any right the Company may have under Section 304 of the Sarbanes-Oxley Act of 2002. The Company shall also be entitled to interest on the Recoupment Amount at a reasonable rate of interest and reimbursement of all costs of collection.

(b) The Committee may, at its discretion, specify in an award agreement that a participant’s rights, payments and benefits with respect to an award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain other specified events.

7. AMENDMENT OF THE PLAN. The Committee may from time to time suspend, terminate, revise or amend the Plan or the terms of any grant in any respect whatsoever without the approval of the stockholders of the Company, unless such approval is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.

8. APPLICABLE LAW. The Plan shall be governed by the laws of the State of Delaware, without regard to the conflict of law provisions of any state, and in the case of incentive stock options, Section 422 of the Internal Revenue Code.

9. TERM OF PLAN. No awards shall be granted under the Plan on or after the 10th anniversary of the Plan’s effective date (or, in the case of awards of incentive stock options, the 10th anniversary of the Plan’s adoption date, if earlier).

A-3

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 COMPANY # Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET — www.eproxy.com/axe Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 10, 2010. PHONE — 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 10, 2010. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD. Please detach here The Board of Directors Recommends a Vote FOR Items 1, 2 and 3. 1. Election of the 01 Lord James Blyth 05 Robert W. Grubbs Jr. 09 Stuart M. Sloan following nominees 02 Frederic F. Brace 06 F. Philip Handy 10 Matthew Zell as directors: 03 Linda Walker Bynoe 07 Melvyn N. Klein 11 Samuel Zell 04 Robert J. Eck 08 George Muñoz Vote FOR all nominees (except as marked) Vote WITHHELD from all nominees (Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.) 2. Approval of the Company’s 2010 Stock Incentive Plan. 3. Ratification of Ernst & Young LLP as Independent Auditors for Fiscal 2010. For For Against Against Abstain Abstain In their discretion, such other matters as properly may come before the meeting or at any adjournment(s) thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3. Please check this box if you intend to be present at meeting. By checking this box, I consent to access future annual reports, proxy statements, prospectuses and other materials and stockholder communications electronically via the Internet at a webpage which will be disclosed to me. Date Address Change? Mark box, sign, and indicate changes below: Signature(s) in Box Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ANIXTER INTERNATIONAL INC. ANNUAL MEETING OF STOCKHOLDERS Tuesday, May 11, 2010 8:30 A.M. Central time Two North Riverside Plaza 24th Floor Chicago, Illinois Anixter International Inc. (the “Company”) provides its annual reports and proxy solicitation materials, including notices to stockholders of annual meetings and proxy statements, over the Internet. If you give your consent to access these documents over the Internet, the Company will advise you when these documents become available on the Internet. Providing these documents over the Internet will reduce the Company’s printing and postage costs. Once you give your consent, it will remain in effect until you notify the Company or the Company’s transfer agent, Wells Fargo Shareholder Services, St. Paul, MN, that you wish to resume mail delivery of the annual reports and proxy statements. Even though you give your consent, you still have the right at any time to request copies of these documents IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 11, 2010. The 2010 Proxy Statement is available at www.anixter.com/SECDocuments The 2009 Annual Report is available at www.anixter.com/AnnualReports Anixter International Inc. proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 11, 2010. The shares of stock you hold in your account will be voted as you specify on the reverse side. If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3. By signing the proxy, you revoke all prior proxies and appoint John A. Dul, Dennis J. Letham, and Robert J. Eck, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments. See reverse for voting instructions. 101457